UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Stage Stores, Inc.
(Name of Registrant as Specified In Its Charter)

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________________________________________________
STAGE STORES, INC.
BEALLS ☐ GOODY'S ☐ PALAIS ROYAL ☐ PEEBLES ☐ STAGE
______________________________________
Notice of 2014 Annual Meeting
and
Proxy Statement

This Page Intentionally Left Blank

STAGE STORES, INC.

BEALLS ☐ GOODY'S ☐ PALAIS ROYAL ☐ PEEBLES ☐ STAGE

10201 Main Street
Houston, Texas 77025

May 1, 2014

Dear Shareholder:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2014 Annual Meeting of Shareholders of Stage Stores, Inc. on Tuesday, June 10, 2014, at 8:00 a.m. local time, in Houston, Texas. Information about the Annual Meeting is presented in the following pages.
The Annual Meeting will begin with a discussion and vote on the matters set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, followed by a discussion on any other business matters that are properly brought before the meeting.
Your vote is very important. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly completing, signing, dating and returning your Proxy Card in the enclosed envelope or by submitting your vote and proxy by telephone or by the Internet.
If you will need special assistance at the Annual Meeting because of a disability, please contact Bob Aronson, Vice President, Investor Relations, at (800) 579-2302.
Thank you for your continued support of Stage Stores, Inc. We look forward to seeing you on June 10th.
Sincerely,
William J. Montgoris
Chairman of the Board

i

TABLE OF CONTENTS

Notice of 2014 Annual Meeting of Shareholders	iii
Important Voting Information	iv
Important Notice Regarding the Availability of Proxy Materials	iv
Information Regarding Admission to the Annual Meeting	iv
Proxy Statement	1
General	1
Notice Only Delivery Method	1
Voting	1
Matters to be Acted Upon	2
■ Item 1 - Election of Directors	2
Information Relating to Directors and Director Nominees	2
Information Relating to the Board of Directors and Committees	6
In General	6
Corporate Governance	6
Attendance at Board, Committee and Annual Meetings	8
Standing Committees	9
Corporate Governance and Nominating Committee	10
Audit Committee	12
Compensation Committee	12
Shareholder and Other Interested Party Communications with the Board	15
Security Ownership of Certain Beneficial Owners and Management	16
Transactions with Related Persons	21
Compensation of Directors and Executive Officers	23
Compensation Discussion and Analysis	23
Compensation Committee Report	44
2013 Summary Compensation Table	45
2013 All Other Compensation Table	47
2013 Grants of Plan-Based Awards Table	48
2013 Outstanding Equity Awards at Fiscal Year-End Table	50
2013 Option Exercises and Stock Vested Table	53
2013 Pension Benefits Table	54
2013 Nonqualified Deferred Compensation Table	54
Potential Payments on Termination or Change In Control	55
2013 Director Compensation Table	65

■ Item 2 - Advisory Resolution to Approve Executive Compensation	68

■ Item 3 – Ratification of the Selection of Deloitte & Touche LLP as Independent
Registered Public Accounting Firm For Fiscal 2014	71
In General	71
Principal Accountant Fees and Services	71
Pre-Approval Policies	72
Audit Committee Report	72
Securities Authorized for Issuance Under Equity Compensation Plans	74
Section 16(a) Beneficial Ownership Reporting Compliance	75
Additional Information	76
■ To be voted on at the meeting
EVERY SHAREHOLDER'S VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD, OR SUBMIT YOUR VOTE AND PROXY BY TELEPHONE OR BY THE INTERNET, AS SOON AS POSSIBLE.

STAGE STORES, INC.

BEALLS ☐ GOODY'S ☐ PALAIS ROYAL ☐ PEEBLES ☐ STAGE

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:
The 2014 Annual Meeting of Shareholders of Stage Stores, Inc. (the “Company”) will be held at the offices of the Company, 10201 Main Street, Houston, Texas 77025 on Tuesday, June 10, 2014, at 8:00 a.m. local time. If you need directions to attend the Annual Meeting, they can be found on our website, www.stagestoresinc.com, under “Investor Relations”. The shareholders will vote on the following matters:

1.	Election of nine Directors for a term of one year,

2.	Advisory Resolution to Approve Executive Compensation,

3.	Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for Fiscal 2014, and

4.	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Thursday, April 17, 2014 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.
By Order of the Board of Directors

Oded Shein
Chief Financial Officer
and Secretary

May 1, 2014

IMPORTANT VOTING INFORMATION

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a "broker non-vote." In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange ("NYSE").

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on  Item 3 (Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for Fiscal 2014), even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on Items 1 (Election of Directors) and 2 (Advisory Resolution to Approve Executive Compensation) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on those matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

More Information Is Available

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission ("SEC") also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder.

Additionally, you may contact our Investor Relations Department at www.stagestoresinc.com/investor-relations.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 10, 2014

The Company’s 2014 Proxy Statement, 2013 Annual Report and 2013 Annual Report on Form 10-K are available to review at www.envisionreports.com/SSI for shareholders of record and at www.edocumentview.com/SSI for beneficial owners.

INFORMATION REGARDING ADMISSION TO THE ANNUAL MEETING
In accordance with the Company’s security procedures, all persons attending the Annual Meeting must present either their E-Notice, or the Admission Ticket found on their Proxy Card (if they requested and received a Proxy Card), or a brokerage statement or other proof of ownership of Stage Stores stock as of the Record Date, and picture identification. If you are a shareholder of record and plan to attend the meeting in person, please bring your E-Notice or your Admission Ticket with you to the meeting. For security purposes, briefcases, bags, purses, backpacks and other containers will be subject to search at the door.

PROXY STATEMENT
GENERAL
This Proxy Statement is furnished in connection with the solicitation of proxies by Stage Stores, Inc. (the “Company”, “we”, “our” or “us”) on behalf of the Board of Directors (the “Board”) for the 2014 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at the principal executive offices of the Company, 10201 Main Street, Houston, Texas 77025, on Tuesday, June 10, 2014, at 8:00 a.m. local time. This Proxy Statement and Proxy Card are first being made available to the shareholders on or about May 1, 2014. The proxy will be voted at the Annual Meeting if the signer of the Proxy Card or the shareholder submitting their vote and proxy by mail, by telephone or by the Internet was a shareholder of record on Thursday, April 17, 2014 (the “Record Date”).
NOTICE ONLY DELIVERY METHOD
We have adopted the “Notice Only Delivery Method” of distributing our Proxy Statement, Proxy Card and Annual Report to shareholders. Therefore, we will mail a Notice of Internet Availability of Proxy Materials (“E-Notice”) to shareholders rather than paper copies of these documents. If you would like to receive a paper copy of these documents, you must request one. Instructions on how to request a copy by telephone, email or the Internet are contained in the E-Notice.
VOTING
The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. On the Record Date, there were 31,693,850 shares of our common stock, par value $0.01, outstanding and entitled to vote at the Annual Meeting. In addition, on the Record Date, holders of 450,978 shares of unvested Restricted Stock are entitled to vote at the Annual Meeting. A list of the shareholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting for purposes relating to the Annual Meeting.
You can ensure that your shares are voted at the Annual Meeting by submitting your instructions by completing, signing, dating and returning your Proxy Card in the envelope provided (if you requested a paper copy of the Proxy Card) or by submitting your vote and proxy by telephone or by the Internet. Submitting your instructions by Proxy Card, by telephone, or by the Internet will not affect your right to attend the Annual Meeting and vote. A shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy, or by notifying the Inspector of Election in writing of such revocation.
The representation in person or by proxy of a majority of the outstanding shares of our common stock entitled to a vote at the Annual Meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting. Shares can only be voted if the shareholder is present in person or is represented by a properly signed Proxy Card or by a vote and proxy submitted by telephone or by the Internet. Each shareholder’s vote is very important. Whether or not you plan to attend the Annual Meeting in person, please sign and promptly return the Proxy Card (if you requested a paper copy of the Proxy Card) or submit your vote and proxy by telephone or by the Internet. All signed and returned Proxy Cards and votes and proxies submitted by telephone or by the Internet will be counted towards establishing a quorum for the Annual Meeting, regardless of how the shares are voted.
A shareholder of record on the Record Date may vote in any of the following four ways:

•	by toll-free number at 1-800-652-8683; or

•	by the Internet at www.envisionreports.com/SSI; or

•	by completing and mailing a Proxy Card (if you requested a paper copy of the Proxy Card); or

•	by written ballot at the Annual Meeting.
If you vote by mail, by the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on Monday, June 9, 2014, the day before the Annual Meeting. Your shares will be voted as you indicate. If you return or otherwise complete your Proxy Card, but you do not indicate your voting preferences, the proxies will vote your shares FOR Items 1 (Election of Directors), 2 (Advisory Resolution to Approve Executive Compensation) and 3 (Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for Fiscal

2014) and in their discretion for Item 4 (such other matters as may properly come before the Annual Meeting or any adjournment thereof).
If your shares are held in a brokerage account (this is called “street name”), you should follow the voting directions provided by the broker. You may complete and mail a voting instruction card to the broker or, in most cases, submit voting instructions by mail, by telephone or by the Internet. Your shares should be voted by the broker as you have directed.
If your shares are held in street name and you wish to have your shares voted for Items 1 (Election of Directors) and 2 (Advisory Resolution to Approve Executive Compensation), you must either (i) instruct your broker how to vote your shares, (ii) vote your shares by phone or the Internet, or (iii) bring a brokerage statement, written proxy from your broker, or other proof of ownership of the Company’s common stock as of the Record Date with you to the Annual Meeting.
We will pass out written ballots to any shareholder entitled to vote at the Annual Meeting.
For additional information concerning the manner of proxy solicitation and voting, please see “Additional Information” on page 76 of this Proxy Statement.
MATTERS TO BE ACTED UPON

ITEM 1 - ELECTION OF DIRECTORS
INFORMATION RELATING TO DIRECTORS AND DIRECTOR NOMINEES
In General
At the Annual Meeting, nine Directors are to be elected to hold office until the 2015 Annual Meeting and until their successors have been elected and have qualified. Information concerning the nine nominees is set forth below. All of the nominees are currently Directors. The Board has determined that the following eight Director nominees are Independent Directors, as independence is defined by the NYSE: Alan J. Barocas, Diane M. Ellis, Gabrielle E. Greene, Earl J. Hesterberg, Lisa R. Kranc, William J. Montgoris, C. Clayton Reasor and Ralph P. Scozzafava. Michael L. Glazer, the ninth Director nominee, is not an Independent Director because he is our President and Chief Executive Officer. The Board’s Corporate Governance and Nominating Committee recommended those current Directors for re-election. The Board knows of no reason why any nominee may be unable to serve as a Director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.
After seven years of dedicated service to the Company as a Director, David Schwartz has decided not to stand for reelection to the Board at the Annual Meeting for personal reasons.
Board Composition
Nominees for Director are selected on the basis of broad experience, diversity (differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to the Board’s heterogeneity), wisdom, integrity, the ability to make independent analytical inquiries, an understanding of the Company’s business environment, and a willingness to devote adequate time to Board duties.
Below we identify and describe the specific experience, qualifications, attributes or skills (collectively, “Director Qualifications”) our Directors bring to the Board that are important in light of our business. The specific Director Qualifications that the Corporate Governance and Nominating Committee and the Board considered in each Director’s re-nomination follow their individual biographies.

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Leadership experience. We believe that Directors with experience in significant leadership positions over an extended period, especially Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”) positions, provide the Company with special insights. These people generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

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Finance experience. We believe that an understanding of finance and financial reporting processes is important for our Directors. The Company measures its operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and vigorous auditing are critical to our success. We seek to have at least a majority of the members of our Audit Committee qualify as Audit Committee Financial Experts and we expect all of our Directors to be financially knowledgeable.

•	Industry experience. We seek to have Directors with experience as executives, directors, consultants, professionals or other capacities in the retail industry.

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Investor relations experience. As a public company, we seek to have Directors with experience in the development, implementation and articulation of corporate and marketing strategy, with commercial, financial and communications experience and with experience working directly with investment analysts, institutional investors and the broad financial community.

•	Marketing experience. As a retailer, marketing is critical to our success. Therefore, marketing expertise, both at the store level and at the eCommerce level, is very important to us.

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Real estate experience. As of the end of our 2013 Fiscal Year (February 1, 2014), we operated 883 stores in 40 states. In addition to opening new stores, the Company has continued to invest in the expansion, relocation and remodeling of its existing stores. Therefore, real estate expertise is very important to us.

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Strategic planning experience. As a retailer, strategic planning is critical to our success. Therefore, extensive experience in strategic planning as a result of various executive leadership roles is very important to us.

The information in the following table and the disclosure that follows pertain to each nominee’s (i) age as of the Record Date (April 17, 2014), (ii) positions currently held with the Company or the Board, (iii) business experience during at least the past five years, and (iv) directorships in other public companies at any time during the past five years.

Name	Age	Positions Currently Held
Alan J. Barocas	65	Director, Chairman of the Corporate Governance and Nominating Committee
Diane M. Ellis	56	Director
Michael L. Glazer	66	Director, President and Chief Executive Officer
Gabrielle E. Greene	53	Director
Earl J. Hesterberg	60	Director, Chairman of the Compensation Committee
Lisa R. Kranc	60	Director
William J. Montgoris	67	Director, Chairman of the Board
C. Clayton Reasor	57	Director
Ralph P. Scozzafava	55	Director
Mr. Barocas has been a Director since January 2007. Since January 2011, he has been Senior Executive Vice President of Leasing at General Growth Properties, Inc. (“GGP”) located in Chicago. From May 2006 to January 2011, Mr. Barocas was the principal of Alan J. Barocas and Associates, a real estate consulting firm. From June 1981 to April 2006, he was employed by GAP, Inc. His last position with GAP, Inc. was Senior Vice President of Real Estate. Mr. Barocas is a past Trustee of the International Council of Shopping Centers (ICSC).
Director Qualifications:

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Leadership and Industry experience: current Senior Executive Vice President of a large public company engaged in commercial real estate (GGP); former Senior Vice President of Real Estate of a large public company in the retail industry (GAP); twenty-five years of experience with a large public company in the retail industry (GAP)

•	Real estate experience: more than thirty years of real estate experience, twenty-five of which were with a large public company in the retail industry (GAP)
Ms. Ellis has been a Director since September 2012. Since August 2013, she has been the Chief Executive Officer of The Limited, headquartered in New Albany, Ohio. From September, 2007 until August, 2013, Ms. Ellis was

President and Chief Operating Officer of Brooks Brothers Group, Inc., headquartered in New York, New York. From October, 2001 to August, 2007, she served as the Founding Partner of Lighthouse Retail Group, headquartered in Pittsfield, Massachusetts.
Director Qualifications:

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Leadership and Industry experience: current and prior senior level retail executive positions held as follows: current Chief Executive Officer of a privately held company (The Limited); former President and Chief Operating Officer of a privately held company (Brooks Brothers Group, Inc.). Responsible for all company revenue/operations in the following areas: retail/outlet stores, human resources, supply chain, information technology, merchandising, planning and allocation, product development and sourcing, eCommerce, legal, finance and marketing

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Strategic Planning and Marketing experience: current and prior strategic planning and marketing experience as follows: responsible for strategic planning, brand positioning and marketing at The Limited; responsible for strategic planning and allocation; overall knowledge of retail strategy and marketing/eCommerce experience at Brooks Brothers Group, Inc. experience in strategic consulting at Lighthouse Retail Group and PriceWaterhouseCoopersLLC, as Managing Director in the Retail Strategy Practice

Mr. Glazer has been a Director since August 2001. He became our President and Chief Executive Officer in April 2012. From October 2009 to April 2012, Mr. Glazer served as the President and CEO of Mattress Giant Corporation. From August 2005 to October 2009, he served as Managing Director of Team Neu, located in Pittsfield, Massachusetts. From May 1996 to August 2005, Mr. Glazer served as President and Chief Executive Officer of KB Toys, Inc. KB Toys, Inc. filed a petition under Chapter 11 in the United States Bankruptcy Court for the District of Delaware on January 14, 2004 and emerged from Chapter 11 in August 2005. Mr. Glazer served as a Director of CPI Corporation from December 2008 to July 2012.
Director Qualifications:

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Leadership experience: current President and CEO of the Company; former President and CEO of a privately held company in the retail industry with 1,000 employees (Mattress Giant); former President and CEO of three public companies in the retail industry (KB Toys, Big Lots, Bombay Company)

•	Industry experience: 39 years of experience in the retail industry; significant knowledge of the Company
Ms. Greene has been a Director since September 2010. From October 2011 to February 2013, she served as interim CEO of Johnson Products Company, a privately held company headquartered in Dallas, Texas. Johnson Products Company is one of the portfolio companies of Rustic Canyon/Fontis Partners, a later-stage private equity fund investing in high growth segments of emerging domestic markets, headquartered in Pasadena, California.   Since 2005, Ms. Greene has been a General Partner of Rustic Canyon/Fontis Partners.   She also serves on the Board of Directors of Whole Foods Market, Inc. From September 2006 to May 2008, Ms. Greene served on the Board of Directors of Bright Horizons Family Solutions Inc., a then NASDAQ listed leading provider of workplace services for employers and families headquartered in Watertown, Massachusetts.
Director Qualifications:

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Leadership and Audit Committee experience: Significant retail board experience; serves on the board of a public company in the retail sector (Whole Foods); served on the board of another public company (Bright Horizons); significant Audit Committee experience, having served on that committee for the entirety of her board service at Bright Horizons; serves on the Audit Committee of Whole Foods and has chaired that committee for the past nine years

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Finance experience: Extensive financial experience; former CFO of two companies, one in the retail industry and one in the service industry; extensive experience in finance and investment analysis as a private equity investor

Mr. Hesterberg has been a Director since July 2010. Since April 2005, he has been the President, CEO and a Director of Group 1 Automotive, Inc., a NYSE company headquartered in Houston, Texas.  From October 2004 to April 2005, Mr. Hesterberg served as Group Vice President, North America Marketing, Sales and Service for Ford Motor Company. He has also served as President and Chief Executive Officer of Gulf States Toyota, an independent national distributor of new Toyota vehicles, parts and accessories and has also held various senior sales, marketing, general management, and parts and service positions with Nissan Motor Corporation in U.S.A. and Nissan Europe, both of which are wholly-owned by Nissan Motor Co., Ltd., a global provider of automotive products and services.

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Leadership experience: current President, CEO and a Director of a NYSE company in the automotive retail industry with approximately 11,600 employees (Group I Automotive); former Executive Vice President and corporate officer of a NYSE listed global automotive manufacturer (Ford Motor Co.). Former CEO of a private company (Gulf States Toyota)

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Strategic Planning experience: responsible for product and market strategy for Nissan Motor Corporation in the United States and responsible for consumer research, market segmentation and pricing strategy for Ford Motor Company in the United States and Europe

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Industry and Marketing experience: 39 years of sales, marketing and service experience in the automotive retail industry and the automotive aftermarket industry. Responsible for all marketing functions for Nissan Motor Corporation and Ford Motor Company in both North America and Europe

Ms. Kranc has been a Director since September 2012. From August, 2001 to her retirement in December 2012, she served as Senior Vice President, Marketing and a Member of the Executive Committee of AutoZone, Inc., headquartered in Memphis, Tennessee. From September, 1997 to April, 2001, Ms. Kranc served as Vice President, Marketing for Hannaford Bros. Inc., headquartered in Scarborough, Maine.
Director Qualifications:

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Leadership experience: former Senior Vice President, Marketing and a Member of the Executive Committee of a NYSE company that is the leading retailer and leading distributor of automotive replacement parts and accessories in the United States (AutoZone)

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Industry and Marketing experience: 35 years of experience in brand management, marketing and general management with success in consumer packaged goods/manufacturing as well as big box and small box retailing

•	Strategic Planning experience: developed strategic consumer based marketing plans for an $8 billion retailer with 5,000 stores (AutoZone)
Mr. Montgoris has been a Director since June 2004. He retired from The Bear Stearns Companies, Inc. in June 1999.  From 1987 to 1999, Mr. Montgoris served in the following positions with Bear Stearns: Chief Operating Officer (1996 to 1999), Chief Operating Officer and Chief Financial Officer (1993 to 1996) and Chief Financial Officer (1987 to 1993).  Mr. Montgoris is also a director of Carter’s, Inc. From July 2008 to November 2013, he served as a director of OfficeMax Incorporated. From June 1999 to March 2009, he served as a director of the Reserve Fund, a family of money market mutual funds.
Director Qualifications:

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Leadership, Industry and Committee experience: former COO of a leading global investment banking, securities trading and brokerage firm (Bear Stearns); member of the Audit Committee of a large public company that is the largest branded marketer in the United States of apparel exclusively for babies and young children (Carter’s); former member of the Audit and Compensation Committees of a large public company that is a leader in both business-to-business and retail office products distribution (OfficeMax)

•	Finance experience: accounting background; Certified Public Accountant; former CFO of a leading global investment banking, securities trading and brokerage firm (Bear Stearns)
Mr. Reasor has been a Director since June 2012. Since May 2012, he has been Senior Vice President, Investor Relations, Strategic Development, Public Affairs and Public Policy of Phillips 66 headquartered in Houston, Texas. From April 2009 to April 2012, Mr. Reasor served as Vice President, Investor Relations and Public Affairs of ConocoPhillips, a NYSE company that is also headquartered in Houston. From June 2005 to April 2009, he served as President, US Marketing of ConocoPhillips. Mr. Reasor is a director of Phillips 66 Partners GP LLC, which is the general partner of Phillips 66 Partners LP, a NYSE listed, master limited partnership formed by Phillips 66 to own, operate, develop and acquire crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets.
Director Qualifications:

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Investor relations experience: significant experience in the development, implementation and articulation of corporate and marketing strategy; has developed commercial, financial and communications experience in domestic and international facilities; strong background working directly with investment analysts, institutional investors and the broad financial community

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Leadership experience: current Senior Vice President of an advantaged downstream energy company (Phillips 66). Former Vice President of a NYSE listed international exploration and production company (ConocoPhillips)

Mr. Scozzafava has been a Director since February 2012. Since December 2013, he has been an adviser to companies in the consumer products industry. From June 2007 to November 2013, Mr. Scozzafava served as Chief Executive Officer of Furniture Brands International, Inc. (“Furniture Brands”), a NYSE company headquartered in St. Louis, Missouri. He served as Chairman of the Board of Furniture Brands from May 2008 to November 2013. Furniture Brands filed a petition under Chapter 11 in the United States Bankruptcy Court for the District of Delaware on September 9, 2013, culminating with the sale of the assets of the company on November 25, 2013. From 2001 until June 2007, Mr. Scozzafava was employed at Wm. Wrigley Jr. Company, where he held several positions, most recently serving as Vice President - Worldwide Commercial Operations from March 2006 to March 2007, and as Vice President & Managing Director - North America/Pacific from January 2004 to March 2006.
Director Qualifications:

•	Leadership experience: former CEO and Chairman of the Board of a NYSE company that ranks as one of the top United States makers of residential furniture (Furniture Brands)

•	Strategic planning: strong background in operations and consumer goods, with extensive experience in strategic planning through various executive leadership roles (Furniture Brands, Wrigley)

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Industry and Marketing experience: 32 years of sales, marketing and general management experience in the consumer products industry. Responsible for all functions and operations of a global manufacturer and marketer of branded consumer goods (Furniture Brands, Wrigley)

Your Board of Directors recommends a vote FOR each nominee for Director.
INFORMATION RELATING TO THE BOARD OF DIRECTORS AND COMMITTEES
In General
Our business is managed under the direction of our Board. Our Board currently consists of ten Directors. Members of our Board are kept informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices, stores and distribution centers, and by participating in meetings of the Board and its Committees.
Corporate Governance
Board Leadership Structure. Our CEO does not serve as the Chairman of our Board. We believe that this leadership structure is appropriate for the Company because while it allows the CEO to speak for and lead the Company and communicate with other members of senior management, it provides for effective oversight by our Board, all of whose members are independent with the exception of Mr. Glazer, and all of whom are highly qualified and experienced and exercise a strong oversight function. This oversight function is enhanced by the fact that all of the Board’s standing committees (Audit, Compensation, and Corporate Governance and Nominating) are comprised entirely of Independent Directors.
The Board’s Role in Risk Oversight. The Board’s role in the risk oversight of the Company is administered directly and through its standing committees as follows:

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The Audit Committee has primary responsibility for financial oversight. In that regard, the Audit Committee’s purpose is to assist in the Board’s oversight of (i) the integrity of the Company’s financial statements, (ii) the

Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent auditor’s qualifications, independence and work, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee acts independently as authorized and assists the Board in fulfilling its oversight responsibilities by reviewing certain financial information that is provided to the Board and others, the internal control structure, the audit process, and the adherence to applicable laws and regulations. Considering the size and complexity of the Company, the Committee must apply reasonable materiality standards to all of its activities. In addition, the Audit Committee has certain responsibilities with respect to our compliance program. For additional information, please see “Information Relating to the Board of Directors and Committees-Audit Committee” on page 12 of this Proxy Statement and “Item 3-Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for Fiscal 2014-Audit Committee Report” on page 72 of this Proxy Statement.

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The Compensation Committee considers the risks associated with our compensation policies and practices for all employees, including non-executive officers, to ensure that they do not create risks that are reasonably likely to have a material adverse affect on the Company. For additional information, please see “Information Relating to the Board of Directors and Committees-Compensation Committee” on page 12 of this Proxy Statement.

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The Corporate Governance and Nominating Committee assists the Board in fulfilling its corporate governance and oversight responsibilities by reviewing corporate governance issues that may be brought before the Board, by exercising oversight over the Company’s Corporate Governance Guidelines, by recommending qualified individuals for nomination as Directors and reviewing their performance, and by reviewing applicable laws and regulations related to corporate governance matters. For additional information, please see “Information Relating to the Board of Directors and Committees-Corporate Governance and Nominating Committee” on page 10 of this Proxy Statement.

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The Board is kept abreast of its Committees' risk oversight and other activities via reports of each Committee Chairman to the full Board. These reports are presented at every regular Board meeting and include discussions of Committee agenda topics, including matters involving risk oversight.

•	Members of management who supervise the day-to-day risk management responsibilities periodically provide reports to the Board as a whole and to the Committees if requested.
The Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our development activities. In addition, the Board receives detailed regular reports from the members of our senior management team, which consists of the heads of our principal business and corporate functions, that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with regular Board meetings and are discussed, as necessary, at Board meetings. Further, the Board is routinely informed of developments affecting the Company that could affect our risk profile or other aspects of our business.
Director Independence. Nine of our ten Directors are Independent Directors, as independence is defined by the NYSE. One of our Directors is not an Independent Director by virtue of the fact that he is our President and CEO (Michael Glazer). All members of the Board’s Audit, Compensation, and Corporate Governance and Nominating Committees are Independent Directors. Members of the Audit Committee must also satisfy, and they do satisfy, a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their Directors’ compensation.
Corporate Governance Guidelines. The Board has adopted written Corporate Governance Guidelines (the “Governance Guidelines”) to assist it in the exercise of its corporate governance responsibilities. The purpose of the Governance Guidelines is to provide a structure within which our Directors and our management can monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing shareholder value over the long term. The Governance Guidelines are available on our website at www.stagestoresinc.com. They can be accessed by clicking “Investor Relations,” then “Corporate Governance,” and then “Corporate Governance Guidelines.”
Code of Ethics for Senior Officers. In order to promote ethical conduct in the practice of financial management throughout the Company, the Board has adopted a Code of Ethics for Senior Officers (the “Code”). We believe that in addition to the CEO, the Chief Financial Officer and the Controller each holds an important and elevated role in corporate governance. The Code is designed to deter wrongdoing and provides principles to which our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions are expected to adhere and advocate. These principles embody rules regarding individual and peer responsibilities, as well as responsibilities to the shareholders, the public and others who have a stake in our continued success. The Code is available on our website at www.stagestoresinc.com. It can be accessed by clicking “Investor Relations,” then “Corporate Governance,” and then “Code of Ethics for Senior Officers.” We intend to disclose future amendments to certain provisions of the Code, or waivers of such provisions granted to Directors and executive officers, if any, on our website within four business days following the date of such amendment or waiver or as otherwise may be required by the SEC.
Code of Ethics and Business Conduct. The Board has also adopted a Code of Ethics and Business Conduct (the “Code of Ethics”), which is the basic set of policies and procedures governing the behavior of all Directors, executive officers, and other employees of the Company (each employee an “Associate” and collectively the “Associates”) in conformance with Section 303A.10 of the NYSE Listed Company Manual. It is our policy to adhere to the highest standards of business ethics in all our business activities. When Associates are engaged in any activity concerning the Company, our customers, competitors, suppliers, other Associates, shareholders or the general public, they must maintain standards of uncompromising integrity and conduct themselves in a professional manner with a positive, supportive attitude about the Company. The Code of Ethics is available on our website at www.stagestoresinc.com. It can be accessed by clicking “Investor Relations,” then “Corporate Governance,” and then “Code of Ethics and Business Conduct.” We intend to disclose future amendments to certain provisions of the Code of Ethics, or waivers of such provisions granted to Directors and executive officers, if any, on our website within four business days following the date of such amendment or waiver or as otherwise may be required by the NYSE or the SEC.
Non-Accounting Complaints. We have established procedures to enable anyone who has a concern about a violation of the Code of Ethics or any other Company policy to report that concern through normal Company channels or anonymously. An Anonymous Ethics Hotline is maintained by an independent third party and is available 24 hours a day, 7 days a week.
Accounting Complaints.  The Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. These procedures, which are incorporated into the Code of Ethics, (i) set forth a statement about our commitment to comply with the laws; (ii) encourage employees to inform us of conduct amounting to a violation of the applicable standards; (iii) describe prohibited conduct; (iv) set forth compliance procedures that employees can easily use, including making anonymous complaints; and (v) provide assurances that there will be no retaliation for reporting suspected violations.
Policy on Poison Pills. The term “Poison Pill” refers to a type of shareholder rights plan that some companies adopt to provide an opportunity for negotiation during a hostile takeover attempt. The Board has not adopted a Poison Pill. However, as we are a Nevada corporation, our Articles of Incorporation provide that we have expressly elected to be governed by Chapter 78 of the Nevada Revised Statutes (“NRS”) with respect to the acquisition of a controlling interest in the Company. NRS 78 provides that a person who seeks to acquire a “Controlling Interest” (20% or greater) in a Nevada corporation will only obtain such voting rights in the shares acquired (the “Control Shares”) as are granted by a vote of the holders of a majority of the remaining voting power of the Company at a special or annual meeting of the shareholders. In addition, NRS 78 provides that the Company may redeem not less than all of the Control Shares at the average price of the Control Shares if the Control Shares are not granted full voting rights by the shareholders.
Attendance at Board, Committee and Annual Meetings
Board Meetings. The Board held four regular meetings and one special meeting during our 2013 Fiscal Year. During our 2013 Fiscal Year, no current Director attended fewer than 75% of the aggregate of the total number of meetings of the Board and of meetings held by committees of the Board on which he or she was a member during the time he or she was a Director. In addition to regularly scheduled meetings, a number of Directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters.

Executive Sessions (Meetings of Independent Directors). As described in the Governance Guidelines, the Independent Directors meet in regularly scheduled executive sessions without employees and non-Independent Directors present. The Chairman of the Board presides at all executive sessions.
Annual Meeting. It is the Board’s policy that Directors should attend our annual meeting of the shareholders absent exceptional cause. Last year, eight Directors attended the annual meeting of shareholders.
Standing Committees
The Board has the following standing committees: Corporate Governance and Nominating, Audit and Compensation. Each committee operates under a written charter that is periodically reviewed by the respective committee and the Corporate Governance and Nominating Committee. The following table provides information concerning the independence of our Directors and the membership of each committee.

DIRECTOR INDEPENDENCE AND COMMITTEE MEMBERSHIP

Director	Board	Corporate Governance and Nominating Committee	Audit Committee	Compensation Committee
Mr. Barocas (I)	X	X (C)		X
Ms. Ellis (I)	X		X (ACFE)	X
Mr. Glazer	X
Ms. Greene (I)	X	X	X (ACFE)
Mr. Hesterberg (I)	X	X		X (C)
Ms. Kranc (I)	X	X		X
Mr. Montgoris (I)	X (C)		X (ACFE)
Mr. Reasor (I)	X	X		X
Mr. Schwartz (I)	X	X	X (C)(ACFE)
Mr. Scozzafava (I)	X		X (ACFE)	X
_____________________________________________
(I)    The Director is an Independent Director.
(C)     The Director is the Chairman.
(ACFE)     The Director is an Audit Committee Financial Expert.

Corporate Governance and Nominating Committee
In General. The members of the Corporate Governance and Nominating Committee are Alan Barocas (Chairman), Gabrielle Greene, Earl Hesterberg, Lisa Kranc, Clayton Reasor and David Schwartz, all of whom are Independent Directors. The Committee’s primary purposes are (i) to develop, recommend to the Board, maintain and review the Governance Guidelines and propose changes to the Governance Guidelines as corporate governance developments warrant, (ii) to consider any Director candidates recommended by shareholders, (iii) to identify, recruit and recommend potential candidates for nomination as Directors to the Board consistent with criteria approved by the Board, and to nominate Directors for membership on Board committees, (iv) to evaluate the overall performance of the Board, the committees of the Board, the Directors and management, and (v) to report annually to the Board on the status of the Chief Executive Officer’s succession plan. The Committee assists the Board in fulfilling its corporate governance and oversight responsibilities by reviewing corporate governance issues that may be brought before the Board, by exercising oversight over the Governance Guidelines, by recommending qualified individuals for nomination as Directors and reviewing their performance, and by reviewing applicable laws and regulations related to corporate governance matters. Annually, the Committee evaluates the overall performance of the Board and the Governance Guidelines. Periodically, the Committee reviews the compensation paid to the Directors. An annual performance evaluation of the Committee is conducted by the Board and the members of the Committee. The Committee met four times during our 2013 Fiscal Year.
Committee Meetings; Reports to the Board. The Corporate Governance and Nominating Committee meets as frequently as circumstances require, but in any event a minimum of four times per year. Meetings are led by the Chairman or by his or her designee should the Chairman be unable to attend. The Chairman, in consultation with Committee members, determines the frequency and length of Committee meetings. The Committee may ask members of management or others to attend meetings and may provide pertinent information to them, as the Committee deems necessary. The Committee reports to the Board as frequently as circumstances require, but in any event a minimum of four times each year.
Corporate Governance and Nominating Committee Charter. The Corporate Governance and Nominating Committee’s Charter is posted on our website at www.stagestoresinc.com. It can be accessed by clicking “Investor Relations”, then “Corporate Governance”, and then “CG&NC Charter.”
Evaluation of the Chairman, the Board, Board Committees and Individual Directors. The Corporate Governance and Nominating Committee is responsible for establishing the evaluation criteria and implementing the process for the annual evaluation of the Chairman, the Board, the Board Committees and the individual Directors. Each Director annually evaluates the Chairman, the Board, the Board Committees and the other Directors. With respect to the Chairman, the Board and the Board Committees, the evaluations are of their overall performance as a whole and the Committee considers specific areas in which the Directors believe a better contribution could be made. The results of the evaluations of the Chairman, the Board and the Board Committees are reported to the entire Board by the Chairman. With respect to the evaluation of individual Directors, the purpose of the evaluation is to increase the corporate governance effectiveness of the Board, not to target individual Directors. The results of the individual Director evaluations are communicated to the respective Directors by the Chairman or his designee and, in the case of the Chairman, by outside counsel.
Evaluation of the Guidelines, Committee Charters, Corporate Governance Policies and Related Party Transactions. With input from the other Directors, the Corporate Governance and Nominating Committee reports annually to the Board on its evaluation of the Governance Guidelines, the Committee charters, any other corporate governance policies, and any related party transactions (transactions involving the Company and any executive officer, Director, employee or their affiliates and immediate family members).
Director Qualifications; Process for Identifying and Evaluating Nominees. Nominees for Director must possess the following minimum qualifications: broad experience, diversity (differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to the Board’s heterogeneity), wisdom, integrity, the ability to make independent analytical inquiries, an understanding of our business environment, and a willingness to devote adequate time to Board duties. The Corporate Governance and Nominating Committee is responsible for assessing the appropriate balance of skills and qualifications required of Directors. In identifying and evaluating nominees for Director, including nominees recommended by shareholders, the Corporate Governance and Nominating Committee will implement such processes as it deems appropriate including, in its sole discretion, retaining a third party or third parties to identify or evaluate or assist in identifying or evaluating potential nominees. However, at a minimum, each nominee for Director must (i) meet the minimum qualifications set forth above, (ii) have at least one interview with the Corporate Governance and Nominating Committee and with any other Board member who requests an interview, and (iii) complete and sign a Director and Executive Officer Questionnaire in a form deemed appropriate by the Board prior to his or her nomination to the Board. Each Director must no less than annually complete and sign a Director and Executive Officer Questionnaire in a form deemed appropriate by the Board. In the event any information contained on a Director’s most recent Director and Executive Officer Questionnaire becomes incomplete or inaccurate, it is the responsibility of the Director to provide complete and accurate information to the Corporate Governance and Nominating Committee within thirty days. When formulating its Director recommendations, the Committee will also consider any advice and recommendations offered by our CEO and any other members of the Board.
Diversity. The Board endeavors to have a Board representing a range of experience in business and in other areas that are relevant to the Company’s activities. The goal of the Corporate Governance and Nominating Committee is to achieve a Board that, as a whole, provides effective oversight of the management and business of the Company through, among other things, diversity (differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to the Board’s heterogeneity). This policy with respect to the consideration of diversity in identifying Director nominees is implemented, and its effectiveness assessed, annually by both the Board and the Corporate Governance and Nominating Committee as part of the Director nomination process.
Consideration of Shareholder Nominees. When formulating its Director recommendations, the Corporate Governance and Nominating Committee will also consider any written recommendations received from our shareholders identifying the nominee and stating his or her qualifications. The Committee evaluates all nominees for Director in the same manner regardless of the source of the recommendation. For the Annual Meeting of Shareholders in 2015, recommendations for Director nominees must be submitted in writing by Thursday, January 1, 2015 to the Corporate Governance and Nominating Committee, c/o Oded Shein, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, and must include the names of such nominees, together with their qualifications for service as a Director of the Company.
Succession Planning. The Governance Guidelines require (i) the Corporate Governance and Nominating Committee to make an annual report to the Board on emergency as well as expected CEO succession planning and (ii) the CEO to prepare, on a continuing basis, a short-term succession plan which delineates a temporary delegation of authority to certain officers of the Company, if all or a portion of the executive officers of the Company should unexpectedly become unable to perform their duties. The short-term succession plan will be in effect until the Board has the opportunity to consider the situation and take action, when necessary.
Consultants. The Corporate Governance and Nominating Committee has the authority to retain, from time to time and at our expense, search firms and other consultants to assist it in identifying and recruiting potential directors for nomination, in evaluating director compensation, and to otherwise carry out its responsibilities and duties and to approve the search firm or other consultants, fees and other retention terms.
Engagement of Compensation Consultant-Director Compensation. The Corporate Governance and Nominating Committee (i) has the authority to retain, from time to time and at our expense, a professional compensation consulting firm to review our Director compensation program, and (ii) has selected and engaged Towers Watson, a leading global professional services firm, as its independent consultant to advise it on Director compensation. Likewise, the decision to retain a consultant is at the sole discretion of the Corporate Governance and Nominating Committee and the consultant works at the direction of the Corporate Governance and Nominating Committee.
Compensation of Directors; Role of Compensation Consultant in Determining or Recommending the Amount or Form of Director Compensation. It is the responsibility of the Corporate Governance and Nominating Committee to recommend to our Board alternative forms of Director compensation. Our management reports at least once a year to the Corporate Governance and Nominating Committee on the status of our Director compensation in relation to the compensation of directors of our Peer Group. With the assistance of Towers Watson as its Director compensation consultant, the Corporate Governance and Nominating Committee periodically evaluates Director compensation to ensure that our Directors are compensated in a manner consistent with those of our Peer Group. Changes in Director compensation, if any, are recommended by the Corporate Governance and Nominating Committee, but must be approved by our Board after a full discussion.

The nature and role of Towers Watson’s assignment with respect to Director compensation and its interaction with the Chairman of the Corporate Governance and Nominating Committee is essentially the same as it is with the Compensation Committee in the case of executive officer compensation. However, Towers Watson only attends meetings of the Corporate Governance and Nominating Committee that involve Director compensation, which is generally one meeting a year.
Audit Committee
In General. The members of the Audit Committee are David Schwartz (Chairman), Diane Ellis, Gabrielle Greene, William Montgoris and Ralph Scozzafava, all of whom are Independent Directors. The Committee’s primary purposes are to (i) assist Board oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the Company’s independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors, and (ii) prepare an Audit Committee Report as required by the SEC to be included in the Company’s annual proxy statement. The Committee’s primary responsibilities and duties are (i) to monitor the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance, (ii) to select, retain, terminate, determine compensation and oversee the work of our independent registered public accounting firm, (iii) to ensure the independence and monitor the performance of our independent registered public accounting firm and the performance of our internal auditing department, (iv) to provide an avenue of communication between our independent registered public accounting firm and our internal auditing department, and (v) to provide an avenue of communication among our independent registered public accounting firm, our management, our internal auditing department and the Board. An annual performance evaluation of the Audit Committee is conducted by the Board and the members of the Committee. The Committee met ten times during our 2013 Fiscal Year.
Committee Meetings; Reports to the Board. The Audit Committee meets as frequently as circumstances require, but in any event a minimum of four times per year. Meetings are led by the Chairman or by his or her designee should the Chairman be unable to attend. The Chairman, in consultation with Committee members, determines the frequency and length of Committee meetings. The Committee may ask members of management or others to attend meetings and may provide pertinent information to them, as the Committee deems necessary. Most meetings allow time for an executive session in which the Committee and others specifically requested by the Committee (such as representatives of the Company’s independent registered public accounting firm) have an opportunity to directly discuss all accounting issues without the presence of management. The Committee reports to the Board as frequently as circumstances require, but in any event a minimum of four times each year.
Authority to Engage Advisors and to Conduct Independent Investigations. The Audit Committee has the authority to engage, at the Company’s expense, independent counsel and other advisors it determines necessary to carry out its duties. The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and duties, and it has direct access to our independent registered public accounting firm as well as anyone in the Company.
Audit Committee Charter. The Audit Committee’s Charter is available on our website at www.stagestoresinc.com. It can be accessed by clicking “Investor Relations,” then “Corporate Governance,” and then “Audit Committee Charter.”
Audit Committee Financial Expert. The Board has determined that Ms. Greene, Ms. Ellis and Messrs. Montgoris, Schwartz and Scozzafava are Audit Committee Financial Experts, as that term is defined by the SEC.
Audit Committee Report. The Audit Committee Report is on page 72 of this Proxy Statement.
Compensation Committee
In General. The members of our Compensation Committee are Earl Hesterberg (Chairman), Alan Barocas, Diane Ellis, Lisa Kranc, Clayton Reasor and Ralph Scozzafava, all of whom are Independent Directors. Our Board has entrusted the Compensation Committee with overall responsibility for establishing, implementing and monitoring our executive compensation program. The primary purpose of the Compensation Committee is to administer the cash salary, bonus and other incentive compensation programs for the current and future executive officers of the Company. In addition, the Committee’s responsibilities include the following: (i) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance against those goals and objectives and, either as a committee or together with the other Independent Directors, determine and approve the CEO’s compensation level based on this evaluation, (ii) make recommendations to the Board with respect to non-CEO executive officer compensation and incentive-compensation and equity-based plans that are subject to Board approval, and (iii) prepare a Compensation Committee Report and/or such other disclosure as may be required by applicable SEC rules or regulations.
An annual performance evaluation of the Compensation Committee is conducted by the Board and the members of the Committee. The Committee met five times during our 2013 Fiscal Year.
Committee Meetings; Reports to the Board. The Compensation Committee meets as frequently as circumstances require, but in any event a minimum of four times per year. Meetings are led by the Chairman or by his or her designee should the Chairman be unable to attend. The Chairman, in consultation with Committee members, determines the frequency and length of Committee meetings. The Committee may ask members of management or others to attend meetings and may provide pertinent information to them, as the Committee deems necessary. At least one meeting per year held in person allows time for an executive session in which the Committee and others specifically requested by the Committee (such as outside consultants) have an opportunity to directly discuss all executive compensation issues without the presence of management. The Committee reports to the Board as frequently as circumstances require, but in any event a minimum of four times each year.
Compensation Committee Charter. The Compensation Committee’s Charter is available on our website at www.stagestoresinc.com. It can be accessed by clicking “Investor Relations,” then “Corporate Governance,” and then “Compensation Committee Charter.”
Compensation Committee Report. The Compensation Committee Report is on page 44 of this Proxy Statement.
Compensation and Compensation Principles. For a discussion of executive officer compensation and compensation principles, please see “Compensation of Directors and Executive Officers-Compensation Discussion and Analysis” and the compensation tables and narrative discussions that follow beginning on page 23 of this Proxy Statement.
Processes and Procedures for Executive Officer Compensation; Committee Meetings. In addition to the purposes set forth in “Compensation Committee-In General”, above, the primary responsibilities and duties of the Compensation Committee are as follows: (i) review and evaluate the performance and approve the compensation of our executive officers, (ii) review and approve the terms and conditions of written employment, separation and retirement agreements for our executive officers, (iii) provide oversight of all cash compensation, equity compensation, benefits and perquisites for the entire officer population, (iv) review and monitor equity incentive plans as well as any pension, profit sharing and benefit plans, (v) oversee the Company’s compensation policies and practices for all employees, including non-executive officers, so that they do not create risks that are reasonably likely to have a material adverse affect on the Company, and (vi) oversee the Board’s annual performance evaluation of our CEO using a process consistent with that set forth in the Governance Guidelines.
The Compensation Committee reviews compensation analyses prepared by an independent compensation consultant for benchmarking purposes. The Committee recommends our CEO’s compensation to the Board, reviews and discusses recommendations for other senior executives with our CEO and recommends final pay packages to the Board. The Committee also reviews overall program design and total costs compared to approved strategies.
The Compensation Committee believes that having the input of management is important to the overall effectiveness of our executive compensation program. Our CEO and our Executive Vice President, Human Resources (“EVP Human Resources”) are the primary representatives of management who interact with the Committee. The Committee seeks input from our CEO and our EVP Human Resources regarding the performance of our executive team and individual compensation levels (within parameters approved by the Committee) and also seeks recommendations on various executive compensation awards (e.g., new hire equity grants). In addition, our CEO and our EVP Human Resources regularly attend Committee meetings (except for executive sessions) to participate in the presentation of materials and discussion of management’s point of view regarding compensation issues.
Our CEO is not permitted to be present during deliberations and voting regarding his or her compensation. While our CEO may be present during deliberations and voting on the compensation of other executive officers, our CEO may not vote on their compensation.

All base salary, bonus compensation and equity awards, regardless of the amount and the number of shares, at the Executive Vice President level and above must be approved by the Board. The Board has granted our CEO the authority (i) to determine and modify, in his or her discretion, the base salary and bonus compensation of employees of the Company other than executive management (Executive Vice Presidents and above) subject to a maximum base salary of $400,000 and a maximum bonus target of 50% with respect to any single employee in any single calendar year, and (ii) to award up to 5,000 Performance Shares or shares of Restricted Stock under our Amended and Restated 2001 Equity Incentive Plan, our Second Amended and Restated 2008 Equity Incentive Plan, or other equity incentive plan approved by the Company’s shareholders to any single employee in any single calendar year other than executive management.
Authority to Engage Compensation Consultants-Executive Officer Compensation. The Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant to review our executive officer compensation program, including, but not limited to, a review of our “performance based” compensation programs in light of Section 162(m) of the Internal Revenue Code. For a discussion of Section 162(m), please see “Tax, Accounting and Other Implications-Deductibility of Executive Compensation” on page 43 of this Proxy Statement.
The Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant retained by the Committee. The decision to retain a compensation consultant is at the sole discretion of the Committee and the compensation consultant works at the direction of the Committee. The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to any compensation consultant retained by the Committee.
In September, 2013, the Committee selected and retained Towers Watson as its independent compensation consultant to advise it on executive compensation. From 2005 until September 2013, Hay Group had been engaged from time to time by both the Committee and management for professional compensation consulting with respect to compensation of the Company’s executive officers.
Review of Compensation Consultant Arrangements. In September 2013, the Compensation Committee and the Board reviewed the then existing compensation consultant arrangements. A general discussion was held concerning whether the Board, by and through the Compensation Committee with respect to executive officer compensation and related matters (e.g., comparator data, the Compensation Discussion and Analysis in the Company’s proxy statements and interactions with proxy advisory companies) and by and through the Corporate Governance and Nominating Committee with respect to Director compensation, on the one hand, and the Company, by and through management with respect to the compensation of other officers, on the other hand, should retain the services of separate compensation consultants and, if so, who those compensation consultants should be. The Board reviewed management’s approach to hiring its compensation consultant as well as the roles, responsibilities, requirements (including timing) and the costs of compensation consultants.
Based upon the recommendation of the Compensation Committee, the Board determined and directed that the Board, by and through the Compensation Committee with respect to executive officer compensation and related matters, such as those described in the previous paragraph, and by and through the Corporate Governance and Nominating Committee with respect to Director compensation, on the one hand, and the Company, by and through management with respect to the compensation of other officers, on the other hand, should retain the services of separate compensation consultants and that (i) the Board and its Committees should retain the services of Towers Watson and (ii) the Company should retain the services of another compensation consultant as needed. However, the Board determined that the Company should continue to participate in the Hay Group annual compensation survey, as it has for many years, since management may need this information in its work for the Board and for Board committees.
Role of Compensation Consultant in Determining or Recommending the Amount or Form of Executive Officer Compensation. On an annual basis, the Compensation Committee’s consultant prepares competitive pay analyses regarding both our peer group of companies, as identified on page 29 of this Proxy Statement (the “Peer Group”), and the broader market. It provides information on our performance compared to the Peer Group and to our performance group of companies, as identified on page 30 of this Proxy Statement (the “Performance Group”). While we do not think it is appropriate to establish compensation based solely on benchmarking, this information is helpful in understanding the competitive market and the reasonableness of our compensation structure.

The Chairman of the Compensation Committee works directly with the Compensation Committee’s consultant to determine the scope of the work needed to assist the Compensation Committee in its decision making processes. When requested, the Compensation Committee’s consultant attends Compensation Committee and Board meetings and the Compensation Committee’s executive sessions to present and discuss market data and program design alternatives, and to provide advice and counsel regarding decisions facing the Compensation Committee. Occasionally, the Compensation Committee’s consultant also meets individually with the Chairman of the Compensation Committee prior to Board meetings to discuss findings and issues. In addition, with the agreement and approval of the Committee, the Compensation Committee’s consultant works with our management team on broad-based compensation design and issues and links them to our overall executive compensation strategy.
Additional Services Provided by Compensation Consultant. Since 2001, when its predecessor was first engaged by the Company on the recommendation of management and with the approval of the Compensation Committee and the Board at the time, and during Fiscal 2013, Towers Watson provided the following services to the Company and its affiliates in addition to providing services to the Compensation Committee with respect to executive compensation and to the Corporate Governance and Nominating Committee with respect to Director compensation: benefit calculations, plan year funding valuations, annual funding notice, actuarial plan valuations, quarterly funded status updates and other services to a broad based defined benefit plan that the Company sponsors, which covers substantially all employees who had met eligibility requirements and were enrolled prior to June 30, 1998 (the “Stage Plan” and the “Plan Services”). The Stage Plan was frozen effective June 30, 1998. None of our Named Executive Officers are participants in the Stage Plan.
During Fiscal 2013, the Company paid Towers Watson aggregate fees of $40,901 for determining or recommending the amount or form of executive and director compensation. During Fiscal 2013, the Company and its affiliate (i.e., the Trust that administers the Stage Plan) paid Towers Watson aggregate fees of $185,967 for providing the Plan Services. The fees paid for the Plan Services were paid to a different line of business (i.e., segment) within Towers Watson and were not associated in any way with the compensation advice provided by Towers Watson. The Committee considered and is comfortable with the protocols that Towers Watson has to protect against any potential conflicts of interest.
Independence of Compensation Consultant; Conflicts of Interest. The Compensation Committee assessed the independence of Hay Group and Towers Watson pursuant to SEC Rules and concluded that no conflict of interest exists that would prevent either Hay Group or Towers Watson from independently representing the Committee during Fiscal 2013.
Authority to Engage Independent Legal Counsel and Other Advisers. The Compensation Committee has the authority, in its sole discretion, to retain, from time to time and at the Company’s expense, independent legal counsel and other advisers. The Committee is directly responsible for the appointment, compensation and oversight of the work of any independent legal counsel and other advisers retained by the Committee.
Compensation Committee Interlocks and Insider Participation. None of our Directors are employed at a company whose compensation committee includes any of our executive officers.
Shareholder and Other Interested Party Communications with the Board
In General. Shareholders and other interested parties may send written communications to the Board and, if applicable, to the Chairman and other individual Directors, including the Independent Directors, by mail, facsimile or courier to our principal executive offices. All correspondence that we receive will be relayed to the Board or, if applicable, to the Chairman or other individual Director. Communications should be addressed in care of Oded Shein, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, or sent by facsimile to Mr. Shein at (713) 669-2621.
Deadline for Shareholder Proposals for Inclusion in Next Year’s Proxy Statement. Shareholder proposals intended to be presented at the 2015 Annual Meeting of Shareholders and included in our proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8(e) under the Securities Exchange Act of 1934 must be received in writing by us at our principal executive offices by Thursday, January 1, 2015. Proposals should be addressed to Oded Shein, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting. For any shareholder proposal that is not submitted to us for inclusion in next year’s proxy statement, but is instead sought to be presented by the shareholder directly at the 2015 Annual Meeting, Rule 14a-4(c) under the Securities Exchange Act of 1934 permits management to vote proxies in its discretion if we: (i) receive written notice of the proposal before the close of business on Tuesday, March 17, 2015, and advise shareholders in the 2015 Proxy Statement about the nature of the matter and how management intends to vote on the matter, or (ii) do not receive written notice of the proposal before the close of business on Tuesday, March 17, 2015. Notices of intention to present proposals at the 2015 Annual Meeting should be addressed to Oded Shein, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table provides information regarding beneficial ownership of our common stock by any person or entity known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock as of the Record Date (Thursday, April 17, 2014). As of the Record Date, there were 31,693,850 shares of our common stock outstanding.

Name and Address	Number of Shares Beneficially Owned	Percent of Class*
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	3,267,116	10.3%	(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,128,673	9.9%	(2)
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	2,456,880	7.8%	(3)
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas, 78746	2,355,048	7.4%	(4)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,859,676	5.9%	(5)
Waddell & Reed Financial Inc. 6300 Lamar Avenue Overland Park, KS 66202	1,614,732	5.1%	(6)
__________________________
* Percentages rounded

(1)
The information is based on the Schedule 13G/A (Amendment No. 11) filed with the SEC on February 10, 2014 by Wellington Management Company, LLP reporting on beneficial ownership as of January 31, 2014. According to the filing, the reporting person has shared voting power with respect to 2,456,141 shares and shared investment (dispositive) power with respect to 3,267,116 shares.

(2)
The information is based on the Schedule 13G/A (Amendment No. 4) filed with the SEC on January 10, 2014 by BlackRock, Inc. reporting on beneficial ownership as of December 31, 2013. According to the filing, the reporting person has sole voting power with respect to 3,029,063 shares and sole investment (dispositive) power with respect to 3,128,673 shares.

(3)
The information is based on the Schedule 13G filed with the SEC on February 7, 2014 by T. Rowe Price Associates, Inc. reporting on beneficial ownership as of December 31, 2013. According to the filing, the reporting person has sole voting power with respect to 237,200 shares and sole investment (dispositive) power with respect to 2,456,880 shares.

(4)
The information is based on the Schedule 13G/A (Amendment No. 6) filed with the SEC on February 10, 2014 by Dimensional Fund Advisors LP reporting on beneficial ownership as of December 31, 2013. According to the filing, the reporting person has sole voting power with respect to 2,324,867 shares and sole investment (dispositive) power with respect to 2,355,048 shares.

(5)
The information is based on the Schedule 13G/A (Amendment No. 3) filed with the SEC on February 11, 2014 by The Vanguard Group, Inc. reporting on beneficial ownership as of December 31, 2013. According to the filing, the reporting person has sole voting power with respect to 52,090 shares, sole investment (dispositive) power with respect to 1,809,286 shares and shared investment (dispositive) power with respect to 50,390 shares.

(6)
The information is based on the Schedule 13G filed with the SEC on February 7, 2014 by Waddell & Reed Financial Inc. reporting on beneficial ownership as of December 31, 2013. According to the filing, the reporting person has sole voting power with respect to 1,614,732 shares and sole investment (dispositive) power with respect to 1,614,732 shares.

Security Ownership of Management
The following table provides information regarding the beneficial ownership of our common stock by each currently employed Named Executive Officer listed in the 2013 Summary Compensation Table and each of our Directors, as well as the number of shares beneficially owned by all of our Directors and executive officers as a group as of the Record Date (April 17, 2014), unless otherwise indicated by footnote. Other than in the case of Mr. Glazer, as footnoted, none of the shares are pledged as security. As of the Record Date, there were 31,693,850 shares of our common stock outstanding. The table also provides information about stock options exercisable within 60 days and Deferred Stock Units (“DSUs”) credited to the accounts of each Director and Named Executive Officer under various compensation plans. Unless otherwise indicated by footnote, individuals have sole voting and investment (dispositive) power.

Name	Common Stock	Restricted Stock (1)	Stock Options/SARS Exercisable Within 60 Days	Deferred Stock Units (2)	Percent of Class
Michael L. Glazer (3)	142,826	135,550	5,625	—	(4)
Oded Shein	14,988	17,500	22,500	—	(4)
Steven P. Lawrence	10,525	79,125	—	—	(4)
Steven L. Hunter	27,704	18,675	24,637		(4)
Alan J. Barocas	38,178	4,417	—	—	(4)
Diane M. Ellis	3,474	4,417	—	—	(4)
Gabrielle E. Greene	16,135	5,439	—	—	(4)
Earl J. Hesterberg	21,527	5,569	—	—	(4)
Lisa R. Kranc	3,371	4,417	—		(4)
William J. Montgoris	61,618	4,417	—	—	(4)
C. Clayton Reasor	5,931	4,417	—		(4)
David Y. Schwartz	37,482	4,417	10,258	11,489	(4)
Ralph P. Scozzafava	8,065	6,123	—	—	(4)
All Directors and Executive Officers as a group (17 persons)	491,061	342,972	129,557	11,489	3.0%
_____________________________

(1)	Reflects unvested Restricted Stock which was granted under our Amended and Restated 2001 and Second Amended and Restated 2008 Equity Incentive Plans.

(2)
DSUs are held under our 2003 Amended and Restated Non‑Employee Director Equity Compensation Plan. Each DSU is equal in value to a share of our stock, but does not have voting rights. Individuals do not have investment power with respect to DSUs. The number of DSUs credited to a Director’s account will be adjusted, as appropriate, to reflect any stock split, any dividend paid in cash and any dividend payable in shares of our stock. At the election of the Director upon termination of his or her service as a Director, the DSUs will be distributed to the Director either (i) in cash, or (ii) in shares of our stock.

(3)	122,929 shares of common stock are pledged as security in a margin account.

(4)	Ownership is less than one percent of our outstanding common stock.

Stock Ownership by Executive Officers
Our Board believes that an officer who has reached the level of Executive Vice President or above should be a shareholder and should have a financial stake in the Company. The Board has adopted a Stock Ownership and Retention Policy for Senior Management (the “Policy”). Among the provisions of the Policy are the following:
1. Target Ownership Level. On and after the later of (i) the fifth anniversary of his or her appointment as an Executive Vice President or higher of the Company, or (ii) March 29, 2016 (i.e., the fifth anniversary of the effective date of the Policy)(in either case, the “Target Date”), each executive officer of the Company must have developed and must hereafter maintain a stock ownership position in the Company (the “Target Ownership Level”) with a minimum value (the “Value”) as follows:

•	A Target Ownership Level for the CEO having a Value equal to three times his or her base salary; and

•	A Target Ownership Level for all other Executive Vice Presidents or higher having a Value equal to one times his or her base salary.
2. Eligible Stock. In determining whether the executive officer has achieved his or her Target Ownership Level, the executive officer may include the Value of any stock owned outright or beneficially owned (e.g., trusts) and shares held in qualified and nonqualified benefit plans, in any event acquired by him or her (i) in open market purchases, (ii) from vested Restricted Stock, (iii) from net shares held following the exercise of Stock Options and Stock Appreciation Rights, (iv) from earned Performance Shares, and (v) from the purchase of stock in any deferred compensation plan. The executive officer may also include the share value equivalents of gains on vested but unexercised Stock Options and Stock Appreciation Rights. Individual and joint holdings of stock with an executive officer’s spouse shall count toward achieving the Target Ownership Level.
3. Determination of Stock Value. For purposes of assessing compliance with the Policy, the “Value” of stock means the greater of (i) the then current fair market value (as defined below) of such stock held of record by an executive officer and his or her spouse, or (ii) the value of the stock at the time of acquisition. The Compensation Committee may, in its sole discretion, determine the value of stock other than those referenced in Section 2 above. For purposes of this paragraph, “fair market value” will mean the closing price of the stock on the New York Stock Exchange for such date or, if there was no trading of the stock on such date, for the next preceding date on which there was such trading.
4. Financial Hardship. In the event of a Financial Hardship (e.g., illness, tuition, mortgage), an executive officer, with the prior written consent of the Compensation Committee, may sell Company stock acquired by him or her (such approval would not include any shares of Company stock in any Company sponsored deferred compensation plan) which was acquired to satisfy the Target Ownership Level requirement of this Policy.
The Compensation Committee monitors annual progress toward achieving the Target Ownership Levels set forth in the Policy.
Stock Ownership by Directors
Our Board believes that Directors should be shareholders and have a financial stake in the Company. Each Director must develop and maintain a stock position in the Company with an original investment of at least four times the Annual Retainer, as defined in “Compensation of Directors” on page 65 of this Proxy Statement, or such other amount as the Board deems appropriate (the “Original Investment”). In addition, in the event that the Annual Retainer is increased, each Director must develop and maintain a stock position in the Company with an additional investment of at least four times the increase in the Annual Retainer or such other amount as the Board deems appropriate (the “Additional Investment”), In determining whether the Director has achieved the Original Investment and the Additional Investment, the Director can include (i) a Director’s tax basis in any stock acquired by the Director in open market purchases, and (ii) the amount of any Director fees which the Director has designated to be used for the acquisition of restricted stock or deferred stock units under the Company’s Non-Employee Director Equity Compensation Plan. Directors have three years from the date of their initial election to the Board to achieve the Original Investment. Directors have three years from the date of an increase in the Annual Retainer to achieve the Additional Investment. As of the Record Date (April 17, 2014), all of our Directors had met or exceeded the Original Investment requirement, with the exception of:

•	Mr. Scozzafava, who was appointed to the Board on February 21, 2012 and has until February 21, 2015 to meet the Original Investment requirement,

•	Mr. Reasor, who was appointed to the Board on June 8, 2012 and has until June 8, 2015 to meet the Original Investment requirement,

•	Ms. Kranc, who was appointed to the Board on September 20, 2012 and has until September 20, 2015 to meet the Original Investment requirement, and

•	Ms. Ellis, who was appointed to the Board on September 21, 2012 and has until September 21, 2015 to meet the Original Investment requirement.
For additional information concerning the stock ownership of our Directors as of the Record Date, please see the table in “Security Ownership of Certain Beneficial Owners and Management-Security Ownership of Management” on page 18 of this Proxy Statement.
Anti-Hedging Policy
In General. Section 955 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (“Dodd-Frank”), amends Section 14 of the Exchange Act by adding a new Section 14(j) Disclosure of Hedging by Employees and Directors that directs the SEC to issue rules requiring that publicly-traded companies disclose in their proxy statements whether any employee or director, or any designee of an employee or a director, is permitted to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities:

•	granted to the employees or directors by the issuer as part of the compensation of the employee or director; or

•	held, directly or indirectly, by the employee or director.
As of the date of this Proxy Statement, the SEC has not issued rules with respect to new Section 14(j).
Policy. In response to new Section 14(j) and subject to amendment once the SEC has issued rules in this regard, the Board has adopted an Anti-Hedging Policy which provides that any employee or Director of the Company, or any designee of an employee or a Director of the Company, shall not be permitted to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities:

•	granted to the employees or Directors by the Company as part of the compensation of the employee or Director; or

•	held, directly or indirectly, by the employee or Director.
Anti-Pledging Policy
    On April 11, 2014, the Board adopted an Anti-Pledging Policy that provides that Executive Officers and Directors of the Company are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities for a loan.
As of the date the Anti-Pledging Policy was adopted, Michael Glazer, a Director of the Company since August 2001 and President and Chief Executive Officer since April 2012, was the beneficial owner of 278,376 shares of the Company’s common stock, of which 122,929 shares were pledged as security in a margin account (the “Pledged Stock”). In view of the undue financial hardship that would result if he is required to sell other longstanding investments as a condition to the immediate release of all of the Pledged Stock from his margin account, the Board has granted Mr. Glazer an exception from the Anti-Pledging Policy, but only with respect to the Pledged Stock. The Board does not believe that this exception will either (i) undermine the underlying goal of aligning Mr. Glazer’s interests with long-term shareholder interests, or (ii) cause a negative impact on the Company’s stock price in the event a portion or all of the Pledged Stock is sold to meet a margin call because the Company’s stock is actively traded (e.g., the average daily trading volume for the 30 days prior to the Record Date was 574,497).
TRANSACTIONS WITH RELATED PERSONS
Transactions with Related Persons
Alan Barocas. Effective January 1, 2011, Alan Barocas, one of our Directors, accepted the position of Senior Executive Vice President of Leasing at General Growth Properties, Inc. (“General Growth”), which is based in Chicago, Illinois. Because in the ordinary course of business the Company leased two of its 883 store locations from General Growth at February 1, 2014 (three during Fiscal 2013), because General Growth may manage other store locations leased by the Company and because Mr. Barocas is an employee of General Growth, we conducted an independence analysis to determine whether Mr. Barocas remains an Independent Director, as defined in the Governance Guidelines. We reviewed information with respect to payments made by the Company to General Growth in each of the last three years ($0.5 million in 2013, $0.5 million in 2012 and $0.9 million in 2011); we spoke with Mr. Barocas; and we reviewed General Growth's 2013 Form 10-K with respect to General Growth’s consolidated gross revenues (in excess of $2.5 billion in 2013, $2.5 billion in 2012 and $2.4 billion in 2011). As a result, the Board concluded that Mr. Barocas continues to meet the NYSE definition of Independent Director. The Board also concluded that Mr. Barocas did not have a direct or indirect material interest in the Company’s leasing of store locations from General Growth during Fiscal 2013. The Board has directed that Mr. Barocas and management report to the Corporate Governance and Nominating Committee and the Board, on no less than a quarterly basis, as to whether the service of Mr. Barocas, as both a Director of the Company and an employee of General Growth, is such that (i) he is no longer an Independent Director and (ii) he may have a direct or indirect material interest in the Company’s leasing of store locations from General Growth during Fiscal 2014.
Michael Searles. On June 14, 2013, Michael Searles, then President and Chief Operating Officer, South Hill Division, resigned from the Company to pursue other interests due to the consolidation by the Company of its South Hill, Virginia regional operations into its Houston, Texas corporate headquarters (the “South Hill Consolidation”). On June 19, 2013, we entered into a Separation Agreement with Mr. Searles. The approximate value of the transaction is $720,000. We filed a copy of the Separation Agreement as Exhibit 10.1 to our Form 10-Q for the period ended August 3, 2013, which we filed with the SEC on September 12, 2013.
Other than those transactions described above to the extent they involve a direct or indirect material interest, those transactions related to their employment, in the case of executive officers, and those transactions related to their service on our Board, in the case of non-employee Directors, there were no transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or will be made a participant and in which any Director, nominee for Director or executive officer, or any immediate family member of a Director, nominee for Director or executive officer had or will have a direct or indirect material interest.
Review, Approval or Ratification of Transactions with Related Persons
In General. Article X. Related Party, Other Material Transactions and Loans of the Governance Guidelines (“Governance Guideline Article X”) and our written Related Party and Material Transactions Policy contain our policies and procedures for the review, approval or ratification of any transaction required to be reported in this Proxy Statement. They provide as follows:
“Related Party Transactions. No officer, director, or employee of the Company or any of its affiliate or subsidiary companies (collectively, the “Companies”) shall enter into any agreement, arrangement or contract with any person or entity pursuant to which any of the Companies may be obligated to:

(i)	pay any money to a “Related Party,” or

(ii)	assign or lease any property belonging to any of the Companies to a Related Party, or

(iii)	allow any Related Party to use any property belonging to any of the Companies,

if the aggregate fair market value of any monies paid to the Related Party and the property assigned or leased to or used by the Related Party exceeds Five Thousand Dollars ($5,000), without the express, prior, written approval of the Company’s Board of Directors. The term “Related Party” includes:

(i)	any person who is an officer, director. manager or employee of any of the Companies (each, an “Insider”); and

(ii)
any person who is a child (natural, stepchild or adopted), parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of an Insider and any person (other than a tenant or employee) sharing the household of the Insider (each, an “Immediate Family Member”); and

(iii)	any entity for which an Insider or Immediate Family Member is an attorney, broker, commissioned sales agent, director, manager, officer, partner or profits participant; and

(iv)	any entity in which an Insider or Immediate Family Member has any beneficial ownership with the following exception:
Ownership in stock or mutual fund securities in companies which are publicly traded on a national securities exchange or otherwise widely traded, provided that such ownership does not exceed 1% of a company’s shares, unless written approval is obtained from the Company’s Business Ethics Committee and Board of Directors.
Other Material Transactions.  No officer, director, or employee of the Company or any of its affiliate or subsidiary companies (collectively, the “Companies”) shall enter into any agreement, arrangement or contract with any person or entity or authorize any transaction which the Company may be required to disclose to the Securities and Exchange Commission unless the agreement, arrangement, contract or transaction previously has been approved by the Company’s Board of Directors.
Audit Committee Approval. Notwithstanding anything to the contrary, if required by the Securities and Exchange Commission, New York Stock Exchange, or other regulatory authority, any transaction between the Company and a Related Party, regardless of the amount involved, shall be approved by the Audit Committee.”
No Loans to Directors, Executive Officers and Their Immediate Family Members. Governance Guideline Article X provides that the Company shall not, directly or indirectly, including through any subsidiary, extend or maintain credit, arrange for or guarantee the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any Director, executive officer, or Immediate Family Member of any Director or executive officer. As used in the Governance Guidelines and this Proxy Statement, “executive officer” means our President, Chief Operating Officer, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president in charge of a principal business unit, division or function (such as marketing, merchandising, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for us, in all cases including officers of our subsidiaries if they perform policy-making functions for us.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Executive Summary
Strategy; Financial and Operational Highlights. The Company’s strategy for its fiscal year ended February 1, 2014 (“Fiscal 2013”) was to build on its 2012 achievements and to pursue meaningful sales and earnings growth. Fiscal 2013 contained 52 weeks, while the Company’s fiscal year ended February 2, 2013 (“Fiscal 2012”) contained 53 weeks. The Company achieved the following results in Fiscal 2013:
Financial Highlights

•	Total sales were $1.634 billion versus $1.646 billion for Fiscal 2012, a decrease of approximately 1%, but still the second highest total sales in the Company’s history.

•	Comparable store sales decreased 1.5%, while on a shifted basis which excludes the first week of 2012, comparable store sales decreased 1.1%.

•	Gross profit margin was 26.4% versus 27.9% in Fiscal 2012.

•	Selling general and administrative expense was 24.4% of revenue versus 23.9% in Fiscal 2012.

•
Earnings were $16.6 million, or $0.51 per diluted share, compared to earnings of $38.2 million, or $1.19 per diluted share, for Fiscal 2012. Adjusting for charges related to the South Hill Consolidation, asset impairment charges related to the Steele's off price division and the Steele's results of operations, adjusted earnings were $40.0 million, or $1.22 per share as compared to adjusted earnings in Fiscal 2012 of $46.3 million, or $1.44 per share.

•	Direct-To-Consumer sales (eCommerce) increased by approximately $7.0 million to $30.0 million, an increase of 31% over Fiscal 2012.

•
For the one-year period ended February 1, 2014, the Company had a total shareholder return (“TSR”) of (11.72%), including the reinvestment of dividends. However, over the three-year period ended February 1, 2014, annualized TSR was 34.06%, including the reinvestment of dividends.

•	The Company increased its quarterly dividend rate by 25%.
Operational Highlights

•	The Company opened 28 traditional stores and one Steele’s stores during Fiscal 2013 and had a net increase of 19 stores, growing from 864 stores in 40 states to 883 stores in 40 states.

•
The Company’s consolidation of its South Hill, Virginia regional operations into its Houston, Texas corporate headquarters (the “South Hill Consolidation”) was completed in June 2013, resulting in ongoing annual total savings of $5 million in payroll and benefits, not including savings in margin from increased purchasing power and simplified processes.

•	The tough retail environment also heightened the need to reduce the Company’s cost structure by an additional $5 million. Therefore, approximately 50 positions were eliminated in November.

•	The Company added several high profile brands across merchandise categories.

•	The Company increased its private label credit card penetration rate by 290 basis points.
Changes to Executive Compensation Program During Fiscal 2013. In April 2013, the Compensation Committee conducted an annual review of the Company’s executive compensation program to ensure that it supported the key objectives and principles set forth in “Compensation Objectives and Principles” on page 26 of this Proxy Statement. Based on this review, the “Mission Based Goals” parameter for the FY 2013 Senior Executive Incentive Bonus Plan was deleted.

Overview of Fiscal 2013 Compensation. The Company’s executive compensation program demonstrates strong alignment between pay and performance. Base salaries are generally at or below the median of our Peer Group, while incentive compensation provides the opportunity for above median pay if the Company exceeds its targeted performance levels.

•
Base Salaries. Based on the Fiscal 2012 performance of the Company and competitive market data, base salary increases were granted effective April 1, 2013 to our then employed Named Executive Officers as follows:

◦	Mr. Glazer’s base salary was increased from $850,000 to $950,000, an 11.8% increase.

◦	Mr. Shein’s base salary was increased from $355,000 to $370,000, a 4.2% increase.

◦	Mr. Record’s base salary was increased from $585,000 to $620,000, a 6.0% increase.

◦	Mr. Lawrence’s base salary was increased from $560,000 to $620,000, a 10.7% increase.

◦	Mr. Hunter’s base salary was increased from $405,000 to $425,000, a 4.9% increase.

◦	Mr. Searles’ base salary remained at $450,000.
Details are shown in the table on page 35 of this Proxy Statement.

•
Annual Bonus Incentives. Our 2013 Senior Executive Incentive Bonus Plan consisted of the following two parameters: (i) a “Pre-Tax Earnings Parameter” of the bonus formula is weighted to determine two-thirds (66.7%) of the year-end bonus amount earned and (ii) a “Comparable Store Sales Parameter” of the bonus formula is weighted to determine one-third (33.3%) of the year-end bonus amount earned. The measurement is based on 2013 fiscal year-end comparable store sales percent change compared to the Company’s 2013 Performance Group, as defined on page 30 of this Proxy Statement. As used below and elsewhere in this Proxy Statement, “Comparable Store Sales” means sales in stores that are open for at least 14 full months prior to the reporting period and includes eCommerce sales.

◦
Target. For Fiscal 2013, Pre-Tax Earnings had to be at least $69.0 million, an increase of $8.6 million (14.3%) versus Fiscal 2012 actual Pre-Tax Earnings, for the target payout to be earned. The Comparable Store Sales component pays at the target level if the Company’s ranking for total year-end comparable store sales change is at the fiftieth percentile (or middle mark) among the Performance Group.

◦
Results. Actual performance for Fiscal 2013 was as follows: Pre-Tax Earnings were $26.8 million, a decrease of $33.6 million (55.6%) versus Fiscal 2012, which was $42.2 million (61.2%) under target. Comparable Store Sales decreased 1.5% and the Company’s percentile ranking among the Performance Group was 35.71%, which was 14.29% under the fiftieth percentile (or middle mark).

◦	Bonus Payments. Based on these results, no annual incentive bonuses were paid to our Named Executive Officers for Fiscal 2013.

•
Long-term Incentives. For Fiscal 2013, the Company’s long-term incentive program for its executive officers consisted of Performance Shares and Restricted Stock to reward sustained, multi-year performance. The use of stock appreciation rights and stock options has been discontinued except in extraordinary circumstances.

◦
Performance Shares measure Company total shareholder return over a three-year period versus the Performance Group. For the 2010-2012 performance cycle (paid in 2013), 135.7% of the target number of shares was earned. For the 2011-2013 performance cycle (paid in 2014), 58% of the target number of shares was earned.

◦	Restricted Stock is also a component of our compensation. Restricted Stock will generally vest over a four year period (i.e., 25% per year).

•	Ownership Guidelines. We have a Stock Ownership and Retention Policy for Senior Management. Please see “Stock Ownership by Executive Officers” on page 19 of this Proxy Statement.

•	No Hedging. We have an Anti-Hedging Policy. Please see “Anti-Hedging Policy” on page 20 of this Proxy Statement.

•	No Pledging. We have an Anti-Pledging Policy. Please see “Anti-Pledging Policy” on page 20 of this Proxy Statement.

•	No Gross-Ups. Our Named Executive Officers are not entitled to gross-up payments with respect to their compensation.

•
No Repricing Absent Shareholder Approval. It is the policy of our Board that we should not reprice or swap stock options or stock appreciation rights granted to our executive officers, Directors and employees without shareholder approval.

•	Limited Perquisites. The compensation philosophy for our executive officers is more heavily weighted toward annual and long-term performance-based compensation than toward benefits and perquisites.

•
Clawback Policy. We have a Compensation Recovery Policy (a “Clawback Policy”) for our executive officers. Please see “Compensation Recovery Policy (“Clawback Policy”) on page 28 of this Proxy Statement.

•
Results of 2013 Say-on-Pay Vote. At the 2013 Annual Meeting of Shareholders, approximately 99% of the votes cast by our shareholders voted, on an advisory basis, to approve the compensation paid to our Named Executive Officers in Fiscal 2012.

Our Fiscal 2013 Named Executive Officers
This Compensation Discussion and Analysis (“CD&A”) describes the material objectives and principles underlying our compensation policies and decisions and the material elements of the compensation of the following six executive officers during Fiscal 2013:

•	our Chief Executive Officer,

•	our Chief Financial Officer,

•	our next three most highly compensated executive officers other than our Chief Executive Officer and our Chief Financial Officer, and

•	one individual who would have been one of our next three most highly compensated executive officers, but for the fact that he was not serving as an executive officer at the end of Fiscal 2013.
These individuals are as follows and are collectively referred to in this Proxy Statement as our “Named Executive Officers”:

FISCAL 2013 NAMED EXECUTIVE OFFICERS

Executive	Title
Michael L. Glazer	President and Chief Executive Officer
Oded Shein	Executive Vice President, Chief Financial Officer
Edward J. Record	Chief Operating Officer
Steven P. Lawrence	Chief Merchandising Officer
Steven L. Hunter	Executive Vice President, Chief Information Officer
Michael M. Searles	Former President and Chief Operating Officer, South Hill Division
This CD&A should be read in conjunction with the compensation tables beginning on page 45 of this Proxy Statement.

Overview of Compensation Program
The Compensation Committee of our Board (for purposes of this CD&A, the “Committee”) administers the base salary, bonus, long-term incentive and other compensation and benefits programs with regard to our Named Executive Officers as well as our other executive officers. Its primary responsibilities and duties are set forth in “Information Relating to the Board of Directors and Committees-Compensation Committee-Processes and Procedures for Executive Officer Compensation” on page 13 of this Proxy Statement. The Committee ensures that the total compensation paid to our Named Executive Officers is fair, reasonable and competitive. The Committee’s recommendations for the total compensation of our Named Executive Officers are subject to the approval of our Board.
Compensation Objectives and Principles
Objectives. The objectives of our compensation program are as follows:

•	to enable us to recruit, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short and long-term business objectives;

•
to maximize the long-term commitment of our executive officers to our success by providing compensation elements that align their interests and our shareholders by linking compensation elements directly to financial metrics that the Committee believes influence the creation of long-term shareholder value; and

•	to reward our executive officers upon the achievement of short-term and long-term business objectives and enhanced shareholder value.
Principles. The principles of our compensation program are as follows:

•	Compensation arrangements shall emphasize pay-for-performance and encourage retention of those executive officers who enhance our performance;

•	Compensation arrangements shall maintain an appropriate balance between base salary and annual and long-term incentive compensation;

•	Cash incentive compensation plans for our executive officers shall link pay to achievement of goals set in advance by the Committee;

•
The Committee shall set annual and long-term performance goals for our CEO and evaluate his or her performance against those goals on an absolute basis as well as related to the performance of our Peer Group and our Performance Group;

•	Compensation arrangements shall align the interests of our executive officers with those of shareholders;

•
In the event minimum thresholds for annual and long-term performance goals are not met, incentive compensation related to those goals shall not be paid subject to the discretion of the Board and the Committee to approve the payment of all or partial incentive compensation when factors may be beyond management’s control and taking into consideration Section 162(m) of the Internal Revenue Code or any other ramifications;

•	It is the policy of our Board that we should not reprice or swap stock options or stock appreciation rights granted to our executive officers, Directors and employees without shareholder approval;

•	The Committee shall meet at least once each year in executive session, without our CEO;

•
Our CEO is not permitted to be present during deliberations and voting regarding his or her compensation. Our CEO may be present during deliberations and provide recommendations when voting on our other executive officers’ compensation, but does not vote on their compensation;

•	The compensation of our CEO and our other executive officers shall be recommended to our Board for final approval by the Committee comprised solely of Independent Directors; and

•
In approving compensation, the recent compensation history of the executive officer, including special or unusual compensation payments, and all forms of compensation to which the executive officer may be entitled, shall be taken into consideration using tally sheets or other comparable tools the Committee deems appropriate.

Key Considerations in Setting Compensation
In General
Based on the foregoing objectives and principles, the Committee has structured our compensation programs to motivate our Named Executive Officers to achieve the business goals set by our Board and to reward them for achieving those goals. The following is a summary of key considerations affecting the setting of compensation for our Named Executive Officers by the Committee. We describe in the section entitled “Committee Actions in Fiscal 2013 Concerning Named Executive Officer Compensation” beginning on page 34 of this Proxy Statement additional considerations that the Committee evaluated in establishing Fiscal 2013 compensation in the context of our performance and the economic environment at the time.
Emphasis on Future Pay Opportunity Versus Current Pay
The Committee strives to provide an appropriate mix of different compensation elements, including finding a balance between current versus long-term compensation and cash versus equity incentive compensation. Cash payments primarily reward more recent performance and equity awards encourage our Named Executive Officers to continue to deliver results over a longer period of time and serve as a retention tool. The Committee believes that Named Executive Officer compensation should be appropriately weighted on both long-term and short-term Company performance and operating results.
Discretion and Judgment
With the exception of our Senior Executive Incentive Bonus Plan and performance share awards, both of which depend on achieving specific quantitative financial performance objectives, the Committee does not use formulas in determining the amount and mix of compensation. Thus, the Committee evaluates a broad range of both quantitative and qualitative factors, including reliability in delivering financial and growth targets, performance in the context of the economic environment relative to other companies, a track record of integrity, good judgment, the vision and ability to create further growth and the ability to lead others. In addition to such results, performance and objectives, the Committee may take into account any extraordinary, unusual or non-recurring items realized or incurred by the Company during the fiscal year deemed appropriate by the Committee in determining any incentive compensation. For annual equity incentive awards, the Committee primarily considers a Named Executive Officer’s potential for future successful performance and leadership as part of the executive management team, taking into account past performance as a key indicator. In any event, the Committee exercises its discretion and judgment.

Significance of Overall Corporate Performance
The Committee primarily evaluates our CEO and the other Named Executive Officers’ contributions to our overall performance rather than focusing only on their individual function. The Committee believes that each Named Executive Officer shares the responsibility to support our goals and performance as key members of our leadership team. While this compensation philosophy influences all of the Committee’s compensation decisions, it has the biggest impact on annual equity incentive awards.
Compensation Policies and Practices as they Relate to the Company’s Risk Management
The Committee, the Board and management do not believe that there are any significant risks arising from the Company’s compensation policies and practices for the Company’s employees, including non-executive officers, that are reasonably likely to have a material adverse effect on the Company. Our compensation programs emphasize pay-for-performance, are balanced and are focused on the long term. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. In addition, a significant percentage of compensation is tied to our long-term performance. This provides strong incentives to manage the Company for the long term, while avoiding excessive risk taking in the short term. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among current cash payments and equity awards. With limited exceptions, the Committee retains discretion to adjust compensation for quality of performance and adherence to our values. The Committee, the Board and senior management monitor the Company’s compensation policies and practices on an ongoing basis to determine whether the Company’s risk management objectives are being met with respect to incentivizing the Company’s employees. The annual incentive is heavily weighted toward profitable growth and the Company has a Compensation Recovery Policy (a “Clawback Policy”) that is described in the next section.
Compensation Recovery Policy (“Clawback Policy”)
Our Board has adopted a Compensation Recovery Policy (a “Clawback Policy”) for our executive officers. If our Board determines that an executive officer (an Executive Vice President or above) has engaged in fraudulent or intentional misconduct, the Board may take a range of actions to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a material inaccuracy in our financial statements or performance metrics, which affect the executive officer’s compensation, seeking reimbursement of any portion of any bonus or other incentive-based or equity-based compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the accurate financial statements or performance metrics. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
The Compensation Recovery Policy provides that notwithstanding anything in it to the contrary, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws of the United States, the Company will recover from any current or former executive officer of the Company who received incentive-based compensation (including stock options, stock appreciation rights or any other type of equity awards awarded as compensation) during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, the excess of what would have been paid to the executive officer under the accounting restatement.
Once the SEC has issued final rules as required by Dodd-Frank, the Compensation Recovery Policy will be reviewed for compliance with those rules.
No Gross-Up Payments
Our Named Executive Officers are not entitled to gross-up payments with respect to their compensation.
No Repricing Absent Shareholder Approval
It is the policy of our Board that we should not reprice or swap stock options or stock appreciation rights granted to our executive officers, Directors and employees without shareholder approval.
Results of and Response to the Most Recent Say-On-Pay Vote and Frequency of Say-On-Pay Vote
Most Recent Say-On-Pay Vote. At the 2013 Annual Meeting of Shareholders, approximately 99% of the votes cast by our shareholders voted, on an advisory basis, to approve the compensation paid to the Company’s Named Executive Officers in Fiscal 2012 as disclosed in the 2013 Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion (the “2013 Say-On-Pay Vote”). The Committee and the Board believe that the 2013 Say-On-Pay Vote confirmed shareholder support for the Company’s executive compensation policies and decisions. As a result, our Fiscal 2013 executive compensation policies and decision making approach remained consistent with those in Fiscal 2012, with the exception that the Committee deleted the “Mission Based Goals” parameter in the 2013 Senior Executive Incentive Bonus Plan.
Most Recent Frequency of Say-On-Pay Vote.  At the 2011 Annual Meeting of Shareholders, a majority of the votes cast by our shareholders voted, on an advisory basis, to hold an advisory vote to approve executive compensation annually.  In line with this recommendation by our shareholders, the Board decided that it will include an advisory shareholder vote on executive compensation in its proxy materials annually until the next required advisory vote on the frequency of shareholder votes on executive compensation, which will occur no later than our 2017 Annual Meeting of Shareholders.
Response to Future Say-On-Pay Votes. Although non-binding, the Committee and the Board will continue to consider the results of the say-on-pay votes in their future executive compensation policies and decisions.

Role of Executive Officers in Compensation Decisions
The Committee believes that having the input of our management is important to the overall effectiveness of our executive officer compensation program. Our CEO and EVP Human Resources regularly attend Committee meetings (except for executive sessions) to participate in the presentation of materials and discussion of management’s point of view regarding compensation issues. Our CEO annually reviews and evaluates the performance of each Named Executive Officer (other than himself, as his performance is reviewed and evaluated by the Committee). The conclusions reached and recommendations based on these reviews, including related base salary adjustments and annual incentive award amounts, are presented to the Committee for review and approval. The Committee can exercise its discretion in modifying these recommendations for compensation awards to our executive officers.
Use of Tally Sheet
In addition to the recommendations of our CEO, the Committee reviews a tally sheet, which is prepared for by our Human Resources Department. The tally sheet presents the Committee with specific dollar amounts for all elements of compensation, showing each Named Executive Officer’s annual total compensation and the individual’s deferred compensation. The Committee is also provided with the amount of the benefits to which the Named Executive Officer would be entitled upon various termination events.
The Committee uses the tally sheet to ensure that our compensation is reasonable and competitive. The Committee also uses the tally sheet to evaluate past performance of our Named Executive Officers to determine if our compensation strategy achieved our goals in the past and to align executive compensation with our near and long-term goals.
Benchmarking Overall Compensation; Our Fiscal 2013 Peer Group
In making overall compensation decisions, the Committee compares each element of total compensation to data from Hay Group’s annual Retail Industry Total Remuneration Survey (the “Hay Group Survey”) as well as a peer group of publicly-traded apparel companies listed below (collectively, the “Peer Group”). The Committee initially developed the Peer Group in 2005 in order to benchmark executive compensation at peer companies and to assess the Company’s performance relative to the Peer Group. The Peer Group is representative of companies that we compete with for business and talent and our annual sales fall within the range of the companies in the Peer Group. The Peer Group is reviewed annually and updated as needed for certain business reasons, such as mergers, acquisitions, etc. In general, the criteria for selecting the companies in the Peer Group are as follows:

•	U.S. based, publicly traded companies in the retail industry,

•	annual sales generally between one-half and two times our annual sales,

•	primarily do business in apparel and/or accessories, and

•	companies from which key talent may be recruited.
All of the companies in the Peer Group meet a majority of those criteria. The members of the Peer Group are as follows:

Abercrombie & Fitch Co.	Chico's FAS, Inc.	New York & Company, Inc.
American Eagle Outfitters, Inc.	The Children's Place Retail Stores, Inc.	Pacific Sunwear of California, Inc.
Ann Inc.	Christopher & Banks Corporation	Stein Mart, Inc.
Ascena Retail Group, Inc.	Collective Brands, Inc.	The Talbots, Inc.
The Cato Corporation	Hot Topic, Inc.	Urban Outfitters, Inc.
Charming Shoppes, Inc.	The Men's Wearhouse, Inc.
The Peer Group provides direct incumbent information on a job title match basis (e.g., CEO, Chief Operating Officer, Chief Financial Officer) for key competitors. In addition to reviewing the Peer Group analysis, the Committee considers data from fashion retailers in the Hay Group Survey, which provides compensation data on the broader market with which we compete for executive talent including market data by job, controlling for differences in responsibility and revenue size.

Benchmarking Incentive-Based Compensation; Our Fiscal 2013 Performance Group
To measure our relative performance with respect to comparable store sales for purposes of the Senior Executive Incentive Bonus Plan and our total shareholder return for the purpose of awarding Performance Shares, the Committee and the Board has adopted a Performance Group comprised of all of the Department Stores (7 in total) and all of the Apparel Stores (20 in total) contained in the Dow Jones U.S. Apparel Retailers Index because they possess attributes similar to the Company as follows: market capitalization, sales volume, merchandise assortments, target customer, geography of store base and size of markets in which they operate.
The Dow Jones U.S. Apparel Retailers Index (the “Retail Index”) is currently comprised of approximately 70 retail companies covering a broad and varied range of retail sectors. That is why the Committee and the Board selected only the Department Store Group and the Apparel Group segments of the Retail Index to form a revised Performance Group. Because the companies within the Retail Index are changed from time to time by Dow Jones, the companies identified to be in the Retail Index on the first day of the Company’s 2013 Fiscal Year (February 3, 2013) will be maintained as a fixed listing of companies for the duration of the designated Performance Cycle. The Fiscal 2013 Performance Group is as follows:
FISCAL 2013 PERFORMANCE GROUP

Department Store Group	Apparel Store Group

Dillard's, Inc.	Abercrombie & Fitch Co.	Express, Inc.
J.C. Penney Corporation, Inc.	Aeropostle, Inc.	Foot Locker, Inc.
Kohl's Corporation	American Eagle Outfitters, Inc.	The GAP, Inc.
Macy's, Inc.	Ann Inc.	Genesco, Inc.
Nordstrom, Inc.	Ascena Retail Group, Inc. (Dress Barn)	Guess?, Inc.
SAKS, Incorporated*	The Buckle, Inc.	Limited Brands, Inc.
Sears Holdings Corporation	The Cato Corporation	The Men's Wearhouse, Inc.
	Chico's FAS, Inc.	Ross Stores, Inc.
	The Children's Place Retail Stores, Inc.	The TJX Companies, Inc.
	DSW, Inc.	Urban Outfitters, Inc.
_____________________________________________
* Merged with Hudson Bay Company in November 4, 2013
Beginning in Fiscal 2013, (i) the following company is no longer a member of the Performance Group: Collective Brands, Inc. and (ii) the following companies are new members of the Performance Group: Express, Inc., DSW, Inc. (Designer Shoe Warehouse) and Guess?, Inc.
Compensation Elements
In General
All of the compensation and benefits programs for our Named Executive Officers described below meet our primary purpose to recruit and retain the executive talent required to successfully manage and grow our business and to achieve our short and long-term business objectives. Beyond that, different elements are designed for different purposes. The elements of compensation for our Named Executive Officers are as follows:

•	Base salary, perquisites and other benefits, which are designed to attract and retain executives over time;

•	Annual incentive (bonus) compensation, which is designed to focus executives on the business objectives established by our Board for a particular year;

•
Long-term incentive compensation, which consists of stock appreciation rights (“SARs”), Restricted Stock, Performance Shares and stock options (with a current emphasis on Restricted Stock and Performance Shares), is designed to focus executives on our long-term success, as reflected in increases to our stock price, growth in our earnings per share and other elements; and

•
Termination and change in control compensation and benefits, which are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where those types of compensatory protections are commonly offered. Termination compensation and benefits are designed to ease an employee’s transition due to an unexpected employment termination, while change in control compensation and benefits are designed to encourage employees to remain focused on our business in the event of rumored or actual fundamental corporate changes.

The Committee establishes the amount and mix of base salary and variable compensation by referencing Peer Group practices for each element. The Committee does not have any specific formula for this determination. It considers factors relating to each Named Executive Officer’s individual position and performance versus objectives, professional history and experience, relevant skill set, and scope of duties. In considering the total package of compensation, the Committee also considers the internal relationship of pay across all executive positions. Total compensation packages as well as each element of compensation (i.e., base salary, annual incentive (bonus) compensation, long-term incentive compensation and perquisites and other benefits) are intended to provide a competitive compensation package as compared to executives in similar positions at competitive companies in our industry.
Base Salary
The Committee views a competitive base salary as an important component to attract and retain executive talent. Base salaries also serve as the foundation for the annual senior executive incentive (bonus) plan, which expresses the bonus opportunity as a percent of base salary. Base salary is not intended as the primary method of rewarding performance.
The Committee considers both internal equity and external competitiveness in determining the base salary of our Named Executive Officers. After receiving input from our Chief Executive Officer regarding the performance of the other Named Executive Officers, the Committee uses its judgment regarding individual performance, market competitiveness, length of service, job responsibilities and other factors to determine the appropriate base salary for each Named Executive Officer.
Annual Incentive (Bonus) Compensation
Annual incentive (bonus) compensation for our Named Executive Officers is determined each year according to a Senior Executive Incentive Bonus Plan (the “Bonus Plan”). The 2013 Senior Executive Incentive Bonus Plan established an annual cash bonus amount and is paid based on the following two weighted parameters:

Parameter	Weight
Company Pre-Tax Earnings	66.7%
Comparable Store Sales	33.3%
In the spring of each year, the Committee evaluates our annual strategic plan to determine if these parameters are appropriate to measure achievement of our objectives and to motivate our executive officers. Based on discussions with our CEO and our Chief Financial Officer, the Committee recommends, and the Board approves, the financial parameters to be included in the Bonus Plan for a given year. This final approval typically occurs at the Committee and the Board’s spring meetings. An incentive matrix establishes target, maximum and threshold (minimum) performance levels for the Pre-Tax Earnings and Comparable Store Sales parameters based on the level of perceived difficulty in achieving our financial plan. The incentive matrix clearly outlines a minimum level of performance below which no bonus will be paid and the relationship between the two parameters (i.e., Pre-Tax Earnings relative to target and Comparable Store Sales relative to Performance Group) that will generate bonus payments.
Annual incentive compensation targets for each Named Executive Officer under the Bonus Plan are expressed as a percentage of each Named Executive Officer’s base salary with the target percentage increasing with job scope and complexity. For additional information on our 2013 Senior Executive Incentive Bonus Plan, the formula used to calculate annual bonus amounts, and bonuses awarded under that plan, please see “Committee Actions in Fiscal 2013 Concerning Named Executive Officer Compensation-Establishment of 2013 Senior Executive Incentive Bonus Plan” beginning on page 35 of this Proxy Statement and “Committee Actions in Fiscal 2014 Concerning Named Executive Officer Compensation-2013 Bonus Plan Awards” on page 42 of this Proxy Statement.

At its spring meeting, the Committee also reviews our stated financial results for the recently completed fiscal year, certifies the calculation of proposed bonus amounts and reports them to the Board.
Long-Term Incentive Compensation
In General. The Committee considers long-term incentive compensation (“LTI”) critical to the alignment of executive compensation with the creation of shareholder value. Our long-term equity incentive compensation awards are currently granted pursuant to our Amended and Restated 2001 Equity Incentive Plan (the “2001 Plan”), which was approved by our shareholders at our 2004 Annual Meeting, and our Second Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”), which was approved by our shareholders at our 2011 Annual Meeting.
At its spring meeting, the Committee reviews the portfolio of long-term incentive vehicles, the targeted award size and the performance measures associated with any awards. The Committee also reviews recommendations provided by management and the Committee’s compensation consultant regarding LTI design. Our Board’s practice has been to make annual grants of equity awards, including Restricted Stock, Performance Shares, stock options and stock appreciation rights (SARs) upon the recommendation of the Committee at that time. For Fiscal 2013, the Company’s long-term incentive program for its executive officers consisted of Performance Shares and Restricted Stock and the use of SARs and stock options have been discontinued except in extraordinary circumstances.
The Committee believes that the use of multiple equity vehicles balances a focus on equity-driven growth with the retention and performance aspects of Restricted Stock. The grant date is the same date that our Board approves the awards. The equity award is priced at the closing price on the NYSE of our common stock on that date (the “Fair Market Value”). From time to time, our Board will consider making grants under other special circumstances, such as when recruiting new executive talent, upon the promotion of an executive and to retain key individuals. Any and all other grants (other than the spring grants) are effective as of the date of the event (e.g., new hire or promotion date) and are priced at the Fair Market Value of our common stock on that date.
    Restricted Stock. Restricted Stock is a share of our common stock that has vesting restrictions tied to continued employment. Restricted Stock provides executive officers with the opportunity to earn full value shares of our common stock. The Committee views Restricted Stock as an excellent mechanism to align executive interests with those of shareholders by supporting increased share ownership for key executives. Restricted Stock is also an effective employee retention tool based on the vesting schedule which occurs over a period of several years. Depending on the agreement, Restricted Stock grants may either cliff-vest, which means they vest all at once at the end of a specified vesting period, or step vest, which means they vest in pro rata increments over a specified vesting period. The Committee’s preferred vesting schedule is a four year pro rata vesting (25% per year) structure. If the executive officer leaves for any reason other than death, retirement (as determined by our Board) or disability before vesting, the unvested portion of the Restricted Stock award will be forfeited. If the executive officer dies, becomes disabled or retires, the Restricted Stock award will fully vest. In the event of a Change in Control, the restricted stock award will immediately vest and will be payable to the executive officer within thirty days of the Change in Control.
Performance Shares. As with Restricted Stock, Performance Shares provide executive officers with the opportunity to earn full value shares of our stock. However, a three-year performance cycle (the “Performance Cycle”) is established at the beginning of each grant and the amount of the award is determined by our performance on total shareholder return relative to the Performance Group at that time over the Performance Cycle. If an executive officer’s employment is terminated for any reason other than death, retirement or disability before the end of the Performance Cycle, the Performance Share award is forfeited. If an executive officer’s employment is terminated due to death, retirement or disability during the Performance Cycle, he or she will receive the target number of shares set forth in his or her Performance Share Award Agreement within thirty days of the triggering event. In the event of a Change in Control, the Target Number of Performance Shares will immediately vest and will be payable to the executive officer within thirty days of the Change in Control. The Committee views Performance Shares as a critical link between management compensation accumulation and the creation of shareholder value.

Stock Appreciation Rights (“SARs”). Although beginning in Fiscal 2012 the use of SARs was discontinued except in extraordinary circumstances, the following narrative is provided because some of our Named Executive Officers hold SARS granted them prior to Fiscal 2012 as indicated in the “2013 Outstanding Equity Awards at Fiscal Year-End Table” beginning on page 50 of this Proxy Statement, the “2013 Option Exercises and Stock Vested Table” beginning on page 53 of this Proxy Statement and as referenced in “Potential Payments Upon Termination or Change In Control” beginning on page 55 of this Proxy Statement
A stock appreciation right is similar to a stock option in that it allows the recipient to benefit from any appreciation in our stock price from the grant date through the exercise date. However, with a SAR, the executive officer is not required to actually purchase all of the exercised shares (as with a stock option), but rather he or she just receives the amount of the increase in the form of shares of our stock. SARs may not be settled in cash. The 2001 and 2008 Plans provide that SARs may not be granted at less than 100% of the Fair Market Value of our common stock on the date of grant.
SARs have a seven-year term and vest either (i) one-fourth (25%) on each of the first, second, third and fourth anniversaries of the date of the grant, or (ii) one-half (50%) on the second year and one-fourth (25%) on each of the third and fourth anniversaries of the date of the grant. If an executive officer dies, unvested SARs will immediately vest and the executive officer’s estate will have one year from the date of death to exercise all SARs. If an executive officer’s employment is terminated by reason of retirement or disability (retirement as determined by our Board), unvested SARs will immediately vest and he or she will normally have one year from the date of termination to exercise all SARs. Upon the termination of an executive officer’s employment for reason other than death, retirement or disability, the executive officer will have sixty days from the date of termination to exercise all vested SARs. In the event of a Change in Control, all SARs will immediately vest and will be exercisable by the executive officer. In any event, the exercise must occur within the remaining term of the SARs. Any portion of the SARs not exercised within the remaining term of the SARs will terminate.
Benefits and Perquisites
The Committee supports a compensation philosophy for our executive officers that is more heavily weighted toward annual and long-term performance-based compensation than toward benefits and perquisites.
The perquisites and other benefits we provide our Named Executive Officers are summarized in the 2013 Summary Compensation Table, the 2013 All Other Compensation Table and the 2013 Nonqualified Deferred Compensation Table, including footnotes, in this Proxy Statement. In addition, we provide our executive officers with core benefits available to all full-time employees (e.g., coverage for medical, dental, prescription drugs, basic life insurance and long-term disability coverage) as well as a supplemental Executive Officer Medical Plan. The supplemental Executive Officer Medical Plan is an insured plan which provides current officers at the Executive Vice President level and above reimbursement for medical and dental out of pocket expenses that are not covered by the underlying medical plan. Typical payments are for deductibles, co-pays and similar expenses.
Retirement Plans
We do not provide a qualified retirement program for our Named Executive Officers and there is not a supplemental executive retirement plan or any other retirement plan available to them other than our 401(k) Plan and our Nonqualified Deferred Compensation Plan. Please see the 2013 Pension Benefits Table on page 54 and “Retirement Benefits” beginning on page 54 of this Proxy Statement.
Termination and Change in Control Arrangements
In General. Pursuant to their employment agreements, our Named Executive Officers are entitled to compensation and other benefits if their employment terminates or if there is a Change in Control, as described beginning on page 55 of this Proxy Statement under “Potential Payments upon Termination or Change in Control”. Termination and Change in Control compensation and other benefits are established at the time a Named Executive Officer signs an employment agreement.

Termination. Our Named Executive Officers are entitled to compensation and other benefits in an amount the Committee believes is appropriate, taking into account the time it is expected to take a terminated employee to find another job. Compensation and other benefits upon termination are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit in that the employment agreements contain restrictive covenants that continue for a period of time following termination.
Change in Control-In General. The Committee and our Board recognize the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with any rumored, threatened or actual Change in Control of the Company. To that end, the Committee and our Board believe that properly designed Change in Control provisions in our Named Executive Officer’s employment agreements protect shareholder interests by enhancing executive focus during rumored or actual Change in Control activity through:

•	incentives to remain with us despite uncertainties while a transaction is under consideration or pending;

•	assurances of severance and other benefits in the event of termination; and

•	immediate vesting of equity elements of total compensation after a Change in Control.
To diminish the potential distraction due to personal uncertainties and risks that inevitably arise when a Change in Control is rumored, threatened or pending, the Committee and our Board have provided our Named Executive Officers with what the Committee and our Board determined to be competitive Change in Control compensation and benefit provisions in their employment agreements. The employment agreements of our Named Executive Officers provide for specific enhanced payments and benefits in the event of a Change in Control.
Change in Control-Double Trigger. The enhanced termination benefits payable in connection with a Change in Control require a “double trigger” which means that (i) if a Change in Control occurs and (ii) during the period beginning six (6) months before the Change in Control and ending twenty-four (24) months after the Change in Control, (a) an executive officer’s employment agreement is terminated by us or our successor without good cause, or (b) the executive officer’s employment agreement is terminated by the executive officer with good reason, the executive officer will be eligible for the Change in Control compensation and benefits. A double trigger was selected in order to enhance the likelihood that an executive officer will remain with us after a Change in Control, since the executive officer will not receive the change in control compensation payments and benefits if he or she voluntarily resigns after the Change in Control event. Thus, the executive officer is protected from actual or constructive dismissal for twenty-four months after a Change in Control, while any new controlling party or group is better able to retain the services of a key corporate asset.
Committee Actions in Fiscal 2013 Concerning Named Executive Officer Compensation
In General
At its April 2013 meeting, the Committee reviewed the market data and analyses provided by Hay Group and determined that our overall compensation program is reasonably competitive and consistent with the Committee’s compensation objectives. In determining compensation for our Named Executive Officers for Fiscal 2013, the Committee considered many factors, including:

•	our Board’s judgment and satisfaction with the Company’s performance;

•	assessment of the individual executive officer’s performance and potential for future contribution to the Company;

•
the nature and scope of the executive officer’s responsibilities and his effectiveness in leading our initiatives to successfully increase customer satisfaction, enhance our growth, and ensure compliance with our policies;

•	desired competitive positioning of compensation; and

•	retention needs.
The Committee also considered the compensation practices and performances of our Peer Group and our Performance Group.

Base Salaries
Based on their performance during Fiscal 2012, and with input from Hay Group with respect to market salary data of our Peer Group, the Committee recommended, and the Board approved, the following base salaries for our Named Executive Officers for Fiscal 2013. The base salaries were adjusted effective April 1, 2013.
FISCAL 2013 BASE SALARIES

Executive	2012 Base Salary	2013 Base Salary	Base Salary Increase
Mr. Glazer	$850,000	$950,000	11.8%
Mr. Shein	$355,000	$370,000	4.2%
Mr. Record	$585,000	$620,000	6.0%
Mr. Lawrence	$560,000	$620,000	10.7%
Mr. Hunter	$405,000	$425,000	4.9%
Mr. Searles	$450,000	$450,000	N/A
The Committee believes that the salaries of our Named Executive Officers are competitive although the Hay Group Survey (the “Survey”), in which the Company continues to participate, indicates that all but Mr. Hunter’s salaries are below the Survey median. There is a wide range of companies in terms of revenue and market capitalization in the Survey. Additionally, job responsibilities sometimes vary from company to company despite similar job titles.
Establishment of 2013 Senior Executive Incentive Bonus Plan
At its April 2013 meeting, the Committee recommended, and the Board approved, the parameters for the 2013 Senior Executive Incentive Bonus Plan (the “2013 Bonus Plan”) and approved the annual cash incentive opportunities for the Named Executive Officers for Fiscal 2013 as set forth in the Potential 2013 Bonus Plan Awards table on page 37 of this Proxy Statement. The methodology and measurement parameters for the 2013 Bonus Plan were changed from the 2012 Bonus Plan in that (i) the weighting of the Pre-Tax Earnings Parameter was increased from 60% under the 2012 Bonus Plan to 66 2/3% under the 2013 Bonus Plan, (ii) the weighting of the Comparable Store Sales Parameter was increased from 20% under the 2012 Bonus Plan to 33 1/3% under the 2013 Bonus Plan and (iii) the Mission Based Goals Parameter was deleted.

2013 BONUS PLAN PARAMETERS
While the methodology and measurement parameters for the 2013 Bonus Plan were unchanged from the 2012 Bonus Plan except for the weighting described above and the deletion of a Mission Based Goals parameter, the Pre-Tax Earnings Target Level was increased from $53.6 million under the 2012 Bonus Plan to $69.0 million under the 2013 Bonus Plan (a $8.6 million increase (14.3%) over actual Fiscal 2012 Pre-Tax Earnings of $60.4 million) to provide a realistic target based on Fiscal 2012 actual performance and market conditions. The 2013 Bonus Plan design is set forth in the following tables and is subject to the following: (i) actual bonus payments will be prorated for Pre-Tax Earnings results between maximum and threshold levels and (ii) in order to earn any portion of the Comparable Store Sales Parameter, the Company must achieve 75% of the Pre-Tax Earnings target level.
Pre-Tax Earnings Parameter
This parameter of the bonus formula is weighted at two-thirds (66.7%) of each executive’s target bonus amount and its achievement will be measured per the metrics below. Pre-Tax Earnings results will be measured as a GAAP number.

Fiscal 2013 Pre-Tax Earnings
Threshold (minimum) bonus payment will be earned at one-half of Target by achieving Fiscal 2013 Pre-Tax Earnings of $65.0M, an increase of 7.7% vs. actual Fiscal 2012 Pre-Tax Earnings of $60.4 million.

	$65.0 million	5.8% Below Target
Target bonus amount will be paid by achieving Fiscal 2013 Pre-Tax Earnings of $69.0 million, an increase of 14.3% vs. actual Fiscal 2012 Pre-Tax GAAP Earnings of $60.4 million.	$69.0 million	Target Level
Maximum bonus amount will be paid at 2 times Target by achieving Fiscal 2013 Pre-Tax Earnings at 108.7% of Target Level, an increase of 24.2% vs. actual Fiscal 2012 Pre-Tax Earnings of $60.4 million.	$75.0 million	8.7% Above Target
Comparable Store Sales Parameter
This parameter of the bonus formula is weighted at one-third (33.3%) of each executive’s target bonus amount and its achievement will be measured per the metrics below.

Threshold (minimum) bonus amount (1/4 of Target) will be paid if the Company’s ranking of total year-end Comparable Store Sales change is at the twenty-fifth percentile among the Company’s Performance Group, provided that 2013 Pre-Tax earnings are $51.8 million or higher.

Target amount will be paid if the Company’s ranking for total year-end Comparable Store Sales change is at the fiftieth percentile (or middle mark) among the Company’s Performance Group.
Maximum amount (2 times Target) will be paid if the Company’s ranking of total year-end Comparable Store Sales change is at the one-hundredth percentile (or highest rank) among the Company’s Performance Group.

Potential 2013 Bonus Plan Awards
Depending on our Pre-Tax Earnings and our ranking among our Performance Group with respect to total year-end Comparable Store Sales, our Named Executive Officers had the opportunity to earn bonuses under the 2013 Bonus Plan as follows, with actual bonus payment to be prorated for results between the Maximum and Threshold levels:
POTENTIAL 2013 BONUS PLAN AWARDS

Executive	Base Salary($)	Bonus Range % (1) (Threshold/Target/Maximum)	Bonus Range $ (2) (Threshold/Target/Maximum)
Mr. Glazer	950,000	41.7% - 100% - 200%	$396,150 - $950,000 - $1,900,000
Mr. Shein	370,000	20.8% - 50% - 100%	$76,960 - $185,000 - $370,000
Mr. Record	620,000	29.2% - 70% - 140%	$181,040 - $434,000 - $868,000
Mr. Lawrence	620,000	29.2% - 70% - 140%	$181,040 - $434,000 - $868,000
Mr. Hunter	425,000	20.8% - 50% - 100%	$88,400 - $212,500 - $425,000
Mr. Searles (3)	450,000	25% - 60% - 120%	$112,500 - $270,000 - $540,000
_________________________

(1)	Percentage of base salary.

(2)
Amount to be paid will depend upon the extent to which the Company achieves the Pre-Tax Earnings and Comparable Store Sales parameters set forth above. Actual bonus payments will be prorated for Pre-Tax Earnings results between the maximum and threshold levels. In order to earn any portion of the Comparable Store Sales Parameter, the Company must achieve 75% of the Pre-Tax Earnings target level.

(3)
Due to the South Hill Consolidation, Mr. Searles position was eliminated and he was not offered a position at the Company’s Houston headquarters. However, Mr. Searles remained eligible to participate in the 2013 Bonus Plan on a pro-rata basis (i.e., 19 out of 52 weeks).

Please see “Committee Actions in Fiscal 2014 Concerning Named Executive Officer Compensation - 2013 Bonus Plan Awards” on page 42 of this Proxy Statement for the amounts of bonuses actually paid under the 2013 Bonus Plan.

Long-Term Incentive Compensation Awards
At its April 2013 meeting, the Committee (i) reviewed the final Total Shareholder Return (“TSR”) results for the three year Performance Cycle that ended on February 2, 2013 for the March 2010 Performance Based Restricted Share Grants for senior executives, (ii) discussed the attainment level based on our TSR results versus our Performance Group, (iii) reviewed the current standing and attainment levels for LTI grants made in March 2011 and March 2012 based on the TSR matrix of our Performance Group, (iv) discussed individual LTI grants for senior management executives recommended by management, (v) reviewed estimated shares needed for Fiscal 2013 awards, and (vi) reviewed shares available for future grants. To determine the size of each equity award, the Committee reviewed market data, prior years’ long-term equity incentive (“LTI”) decisions, the performance of the Named Executive Officers and recommendations from Hay Group.
Based upon the recommendation of the Committee and the approval of the Board, the following LTI awards were granted to the Named Executive Officers on April 4, 2013 in consideration of their 2012 performance and in recognition of their critical role in the future success and long-term growth of the Company:
2013 LTI AWARDS

Executive	Target Performance Shares (55%)(1)	Restricted Stock (45%)(2)
Mr. Glazer	39,600	32,400
Mr. Shein	7,700	6,300
Mr. Record	22,000	18,000
Mr. Lawrence	22,000	18,000
Mr. Hunter	7,700	6,300
Mr. Searles	N/A	N/A
__________________________________

(1)
The Performance Shares cliff vest after a three-year measurement performance cycle (the “Performance Cycle”) which began on the first day of the Company’s 2013 Fiscal Year (February 3, 2013) and ends on the last day of the Company’s 2015 Fiscal Year (January 30, 2016).  The number of Performance Shares earned will be based on the Company’s total shareholder return relative to the Fiscal 2013 Performance Group. The number of shares reflected in the table above are the “Target Shares”, which means the number of shares of the Company’s common stock the Named Executive Officer will earn (and receive) at the end of the Performance Cycle if the Company’s results are in the middle (fiftieth percentile) of the Fiscal 2013 Performance Group. On a sliding scale, the shares earned can vary as follows:

Percentile Ranking of Performance Group	Performance Shares Earned *
100%	200%
75%	150%
50%	100%
25%	25%
< 25%	—%

* As a percentage of Target Performance Shares shown in the 2013 LTI Awards table above.

(2)	The Restricted Stock will vest on a pro rata basis over four years (i.e., 25% per year).

Performance Shares Earned in 2013 Upon Completion of the 2010 Performance Cycle
As the performance criteria for the three-year Performance Cycle that began on the first day of our 2010 Fiscal Year (January 31, 2010) and ended on the last day of our 2012 Fiscal Year (February 2, 2013) (the “2010 Performance Cycle”) were met, the Named Executive Officers who were granted Performance Shares at the beginning of the 2010 Performance Cycle were issued shares of our common stock at 135.7% attainment of the Target Shares as follows:

	Target Shares			Payout
Executive (1)	Target # Shares	Target $ Shares (2)	Performance Attainment	# Shares Earned	$ Shares Earned (3)
Mr. Record	20,000	$397,000	135.7%	27,140	$711,882
Mr. Hunter	6,000	$119,100	135.7%	8,142	$213,565
____________________________

(1)
Messrs. Glazer, Shein, Lawrence and Searles were not employed by the Company at the beginning of the 2010 Performance Cycle; therefore, they were not entitled to receive Performance Shares as a result of the completion of the 2010 Performance Cycle.

(2)	Based on the fair value ($19.85) of the shares on March 26, 2010, the grant date.

(3)	Based on the average of the high and low market price ($26.23) of our common stock on April 4, 2013, the date of issuance.
Significant Events Related to the Employment of our Named Executive Officers
Resignation of Michael Searles
On June 14, 2013, Michael Searles resigned as President and Chief Operating Officer, South Hill Division of the Company to pursue other interests due to the South Hill Consolidation. Please see “Transactions with Related Persons-Michael Searles” on page 21 of this Proxy Statement.
Resignation of Edward Record
On February 12, 2014, Edward Record resigned as Chief Operating Officer of the Company to pursue other interests.
Senior Executive Incentive Bonus Plan; Mission Based Goals
In their April 2013 meetings, the Committee and the Board decided that, unlike in Fiscal 2012 but consistent with years prior to Fiscal 2012, in Fiscal 2013 the Named Executive Officers and other key senior executives would not be tasked with specific business goals (“Mission Based Goals”) that would account for a portion of their bonus opportunity within the 2013 Bonus Plan. As a result and consistent with plans prior to Fiscal 2012, a cash bonus under the 2013 Bonus Plan would be awarded based only on Pre-Tax Earnings and Comparable Store Sales parameters.
Committee Actions in Fiscal 2014 Concerning Named Executive Officer Compensation
Fiscal 2013 Overview
Strategy. The Company’s strategy for Fiscal 2013 was to build on its 2012 achievements and to pursue meaningful sales and earnings growth. Fiscal 2013 contained 52 weeks, while the Company’s fiscal year ended February 2, 2013 (“Fiscal 2012”) contained 53 weeks. The Company achieved the following results in Fiscal 2013:
Financial Results

•	Total sales were $1.634 billion versus $1.646 billion for Fiscal 2012, a decrease of approximately 1%, but still the second highest total sales in the Company’s history.

•	Comparable store sales decreased 1.5%, while on a shifted basis which excludes the first week of 2012, comparable store sales decreased 1.1%.

•	Gross profit margin was 26.4% versus 27.9% in Fiscal 2012.

•	Selling general and administrative expense was 24.4% of revenue versus 23.9% on Fiscal 2012.

•
Earnings were $16.6 million, or $0.51 per diluted share, compared to earnings of $38.2 million, or $1.19 per diluted share, for Fiscal 2012. Adjusting for charges related to the South Hill Consolidation, asset impairment charges related to the Steele's off price division and the Steele's results of operations, adjusted earnings were $40.0 million, or $1.22 per share as compared to adjusted earnings in Fiscal 2012 of $46.3 million, or $1.44 per share.

•	Direct-To-Consumer sales (eCommerce) increased by approximately $7.0 million to $30.0 million, an increase of 31% over Fiscal 2012.

•
For the one-year period ended February 1, 2014, the Company had a total shareholder return (“TSR”) of (11.72%), including the reinvestment of dividends. However, over the three-year period ended February 1, 2014, annualized TSR was 34.06%, including the reinvestment of dividends.

•	The Company increased its quarterly dividend rate by 25%.
Operational Results

•	The Company opened 28 traditional stores and one Steele’s stores during Fiscal 2013 and had a net increase of 19 stores, growing from 864 stores in 40 states to 883 stores in 40 states.

•
The South Hill Consolidation was completed in June 2013, resulting in ongoing annual total savings of $5 million in payroll and benefits, not including savings in margin from increased purchasing power and simplified processes.

•	The tough retail environment also heightened the need to reduce the Company’s cost structure by an additional $5 million. Therefore, approximately 50 positions were eliminated in November.

•	The Company added several high profile brands across merchandise categories.

•	The Company increased its private label credit card penetration rate by 290 basis points.
CEO Fiscal 2013 Performance and Compensation
In General. The Committee focuses much of its time on CEO and senior executive compensation to assure that it reflects operating and financial performance and demonstrates our commitment to enforcing a strong pay for performance philosophy.
Mr. Glazer and the management team responded to the economic and market conditions in Fiscal 2013 by continuing to implement a top-line growth focused business strategy. Mr. Glazer, in part through his significant retail experience and expertise and his understanding of the Company by virtue of his service as a Director since 2001, has added tremendous value to the Company. As a result, the Company achieved the results set forth in “Fiscal 2013 Overview”, above.
Fiscal 2013 CEO Performance Objectives and Results. Mr. Glazer’s Fiscal 2013 performance objectives and the extent to which he met those performance objectives are reflected in the following table:

Performance Objective	Result
Comparable Store Sales growth of 4%	Did not achieve performance objective
15% Pre-Tax Earnings growth offsetting all but $6 million of South Hill Consolidation cost synergies	Did not achieve performance objective
Develop a Succession Plan focusing on the top 5 management positions	Achieved - Plan developed and presented to Board
Develop a comprehensive marketing plan for Board approval, focused on the customer, incorporating the role of eCommerce, and defining the role of brands and areas of geographic focus	In Progress - Conducting consumer market research required for strategy development
Develop a 5 year growth plan including plans for Steele’s and incorporating the role of real estate to support the planned growth	Growth plan in progress. Steele’s sold to independent buyer.

2013 was a challenging year for the retail industry and the Company. Financial results were below expectations. However, under Mr. Glazer’s leadership several actions were taken to strengthen the Company and prepare for future growth. These actions included the South Hill Consolidation, developing a plan for the disposition of the Steele’s off price division and further enhancement of the eCommerce platform.
CEO Compensation. As a result of Mr. Glazer’s performance in Fiscal 2013 and as an incentive for future performance,

•	his base salary was increased from $950,000 to $969,000 effective April 1, 2014;

•	he was granted 50,417 Performance Shares and 41,250 shares of Restricted Stock on April 3, 2014; and

•	his target bonus percentage (100%) under the 2014 Senior Executive Incentive Bonus Plan remained the same as it was under the 2013 Bonus Plan.
Other Named Executive Officers Fiscal 2013 Performance and Compensation
Oded Shein. As Chief Financial Officer, Mr. Shein’s responsibilities were to oversee the Company’s finance functions, which include accounting, tax, treasury, financial planning and analysis, private label credit card program, loss prevention and investor relations. He was instrumental in the Company’s fiscal management. His financial expertise has added tremendous value to the Company.
As a result of Mr. Shein’s performance in Fiscal 2013, to adjust his base salary up to a level closer to the 25th percentile of the Peer Group range and as an incentive for future performance,

•	his base salary was increased from $370,000 to $400,000 effective April 1, 2014;

•	he was granted 9,167 Performance Shares and 7,500 shares of Restricted Stock on April 3, 2014; and

•	his target bonus percentage (50%) under the 2014 Senior Executive Incentive Bonus Plan remained the same as it was under the 2013 Bonus Plan.
Edward Record. Mr. Record resigned on February 12, 2014.
Steven Lawrence. As Chief Merchandising Officer, Mr. Lawrence’s responsibilities were to oversee all of the Company’s merchandising strategies. He was instrumental in bringing new brands into our store that our customers desired. Mr. Lawrence’s merchandising expertise has added tremendous value to the Company.
As a result of Mr. Lawrence’s performance in Fiscal 2013 and as an incentive for future performance,

•	his base salary was increased from $620,000 to $632,400 effective April 1, 2014;

•	he was granted 34,375 Performance Shares and 28,125 shares of Restricted Stock on April 3, 2014; and

•	his target bonus percentage (70%) under the 2014 Senior Executive Incentive Bonus Plan remained the same as it was under the 2013 Bonus Plan.
Steven Hunter. As Chief Information Officer, Mr. Hunter’s responsibilities were to oversee all of the Company’s information technology, systems, ancillary sales, eCommerce platform and customer service functions. He was instrumental in an increase in the Company’s direct-to-consumer revenue of 31% and he made significant contributions to our earnings. Mr. Hunter’s expertise has added tremendous value to the Company.
As a result of Mr. Hunter’s performance in Fiscal 2013 and as an incentive for future performance,

•	his base salary was increased from $425,000 to $433,500 effective April 1, 2014;

•	he was granted 11,458 Performance Shares and 9,375 shares of Restricted Stock on April 3, 2014; and

•	his target bonus percentage (50%) under the 2014 Senior Executive Incentive Bonus Plan remained the same as it was under the 2013 Bonus Plan.
Michael Searles. Mr. Searles resigned on June 14, 2013.
At their April 2014 meetings, the Compensation Committee and the Board took the following actions with respect to the compensation of the Company’s Named Executive Officers:

Base Salaries
Based on their performance during Fiscal 2013, with input from Towers Watson with respect to market salary data of our Peer Group and based upon the Company’s performance in Fiscal 2013, the Committee recommended to our Board, and our Board approved, the following base salaries for our currently employed Named Executive Officers in Fiscal 2014. The base salaries were adjusted effective April 1, 2014.
FISCAL 2014 BASE SALARIES

Executive	2013 Base Salary	2014 Base Salary	Base Salary Increase
Mr. Glazer	$950,000	$969,000	2.0%
Mr. Shein	$370,000	$400,000	8.1%
Mr. Lawrence	$620,000	$632,400	2.0%
Mr. Hunter	$425,000	$433,500	2.0%
Based on Towers Watson’s analysis, it was determined that the base salaries of our currently employed Named Executive Officers are all below the median of our Peer Group.
2013 Bonus Plan Awards
The Company did not achieve the Threshold Pre-Tax Earnings and Comparable Store Sales parameters described under “Establishment of 2013 Senior Executive Incentive Bonus Plan” on page 35 of this Proxy Statement. Therefore, our Named Executive Officers were not entitled to, and were not paid, performance based bonuses under the 2013 Bonus Plan.
Long-Term Incentive Compensation Awards
     The following long-term equity incentive (“LTI”) awards were granted to our currently employed Named Executive Officers on April 3, 2014 in consideration of their 2013 performance and in recognition of their critical role in the future success and long-term growth of the Company:
2014 LTI AWARDS

Executive	Performance Shares (55%)(1)	Restricted Stock (45%) (2)
Mr. Glazer	50,417	41,250
Mr. Shein	9,167	7,500
Mr. Lawrence	34,375	28,125
Mr. Hunter	11,458	9,375
________________________________

(1)
The Performance Shares cliff vest after a three-year measurement performance cycle (the “Performance Cycle”) which began on the first day of the Company’s 2014 Fiscal Year (February 2, 2014) and ends on the last day of the Company’s 2016 Fiscal Year (January 28, 2017).  The number of Performance Shares earned will be based on the Company’s total shareholder return relative to the Fiscal 2014 Performance Group. The number of shares reflected in the table above are the “Target Shares,” which means the number of shares of the Company’s common stock the Named Executive Officer will earn (and receive) at the end of the Performance Cycle if the Company’s results are in the middle (fiftieth percentile) of the Fiscal 2014 Performance Group.

(2)	The Restricted Stock will vest on a pro rata basis over four years (i.e., 25% per year).

Executive Officer Employment Agreements
The Company has three-year, automatically renewable Employment Agreements (the “Agreements”) with all of the currently employed Named Executive Officers (individually an “Executive”). Mr. Glazer is employed as President and Chief Executive Officer; Mr. Shein is employed as Executive Vice President, Chief Financial Officer; Mr. Lawrence is employed as Chief Merchandising Officer; and Mr. Hunter is employed as Executive Vice President, Chief Information Officer. Prior to their resignations, Mr. Record was employed as Chief Operating Officer and Mr. Searles was employed as President and Chief Operating Officer, South Hill Division. Mr. Record and Mr. Searles also had three-year automatically renewable Employment Agreements. The Agreements provide for a base salary and annual incentive (bonus) compensation.  The Agreements also provide for perquisites such as an automobile allowance and a financial planning allowance and the Executive’s participation in all other bonus and benefit plans available to executive officers of the Company. Provisions of the Agreements related to termination and Change in Control are discussed in “Potential Payments Upon Termination or Change In Control” beginning on page 55 of this Proxy Statement.
We filed a copy of Mr. Glazer’s Employment Agreement as Exhibit 10.25 to our Quarterly Report on Form 10-Q for the period ended July 28, 2012, which we filed with the SEC on September 6, 2012. We filed a copy of Mr. Lawrence’s Employment Agreement as Exhibit 10.3 to our Quarterly Report on Form 10-Q for the period ended April 5, 2013, which we filed with the SEC on June 13, 2013. We filed copies of Messrs. Record and Shein’s Employment Agreements as Exhibits 10.3 and 10.4 to our Quarterly Report on Form 10-Q for the period ended April 30, 2011, which we filed with the SEC on June 9, 2011. We filed a copy of Mr. Searles’ Employment Agreement as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ended October 29, 2011, which we filed with the SEC on December 7, 2011. We filed a copy of Mr. Hunter’s Employment Agreement as Exhibit 10.5 to our Quarterly Report on Form 10-Q for the period ended April 30, 2011, which we filed with the SEC on June 9, 2011. The Agreements can be reviewed on the SEC’s EDGAR database at www.sec.gov.
Tax, Accounting and Other Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s three other most highly compensated executive officers (other than the Chief Financial Officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the shareholders.) The Committee’s policy is to design compensation programs that further our best interests and those of our shareholders and that preserve the tax deductibility of compensation expenses.
Incentive bonuses paid to executive officers under our Senior Executive Incentive Bonus Plan and awards granted under our 2001 Plan and our 2008 Plan, other than restricted stock awards, are designed to qualify as performance-based compensation. The Committee also believes, however, that it must maintain the flexibility to take actions that it deems to be in our best interests but which may not qualify for tax deductibility under Section 162(m). In this regard, if the amount of base salary for any of our executive officers exceeds $1 million, which is not currently anticipated to be the case, any amounts over $1 million will not be deductible for federal income tax purposes.
As required under the tax rules, the Company must obtain shareholder approval of the material terms of the performance goals for qualifying performance-based compensation every five years. We last requested and received shareholder approval at the 2012 Annual Meeting. Therefore, we will seek shareholder approval again on or before the 2017 Annual Meeting.
Committee Considerations
The Committee considered (i) the impact of the $1 million limit on the deductibility of non-performance based compensation imposed by Code Section 162(m), (ii) the accounting treatment of various types of equity-based compensation under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, and (iii) the non-deductibility of excess parachute tax payments under Code Section 280G (and the related excise tax imposed on covered employees under Code Section 4999) in its design of executive compensation programs. In addition, the Committee considered other tax and accounting provisions in developing the compensation programs for our Named Executive Officers. These included the special rules applicable to non-qualified deferred compensation arrangements under Code Section 409A as well as the overall income tax rules applicable to various forms of compensation. While the Committee strives to compensate our Named Executive Officers in a manner that produces favorable tax and accounting treatment, its main objective is to develop fair, equitable and competitive compensation arrangements that appropriately motivate, reward and retain those executives.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with our management. Based on that review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for Fiscal 2013 and in this Proxy Statement.
This Compensation Committee Report is provided by the following Independent Directors, who constitute all of the members of the Compensation Committee:
Earl J. Hesterberg (Chairman)
Alan J. Barocas
Diane M. Ellis
Lisa R. Kranc
C. Clayton Reasor
Ralph P. Scozzafava

2013 SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of our Named Executive Officers for our three fiscal years ended February 1, 2014 (“Fiscal 2013”), February 2, 2013 (“Fiscal 2012”) and January 28, 2012 (“Fiscal 2011”), with the exception of Mr. Glazer and Mr. Lawrence who were not employed by the Company in Fiscal 2011.

Named and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Michael L. Glazer (6)	2013	932,693	—	2,195,856	—	—	(18,339)	289,878	3,400,088
President and Chief Executive Officer	2012	709,423	—	2,638,923	—	1,488,945	10,515	95,108	4,942,914

Oded Shein	2013	367,404	—	426,972	—	—	45,896	94,846	935,118
Executive Vice President,	2012	354,135	—	326,728	—	308,318	19,161	62,417	1,070,759
Chief Financial Officer	2011	350,000	—	161,309	—	—	(1,086)	142,365	652,588

Edward J. Record (6)	2013	613,942	—	1,219,920	—	—	249,435	162,969	2,246,266
Chief Operating Officer	2012	582,750	—	678,668	—	732,186	159,792	83,703	2,237,099
	2011	568,192	—	981,331	193,353	—	(17,156)	116,508	1,842,228

Steven P. Lawrence (6)	2013	609,616	—	1,219,920	—	—	24,805	154,976	2,009,317
Chief Merchandising Officer	2012	420,000	—	1,378,039	—	690,704	5,055	116,896	2,610,694

Steven L. Hunter	2013	421,539	—	426,972	—	—	20,669	56,910	926,090
Executive Vice President,	2012	404,135	—	271,085	—	360,045	10,437	43,056	1,088,758
Chief Information Officer	2011	395,673	—	415,712	76,907	—	132	47,590	936,014

Michael M. Searles (6)	2013	173,077	—	—	—	—	70,584	524,173	767,834
President and Chief Operating Officer,	2012	450,000	—	326,728	—	478,440	12,939	95,691	1,363,798
South Hill Division	2011	173,077	25,000	554,400	—	—	—	50,263	802,740
_____________________________________________

(1)
Any amounts shown in this column are discretionary cash bonuses awarded for performance in the fiscal year indicated, but paid during the subsequent fiscal year. In consideration for accepting employment with the Company on September 12, 2011, Mr. Searles received a lump sum payment of $25,000.

(2)
The amounts shown in this column reflect the grant date fair value for performance stock and restricted stock for the Named Executive Officers with respect to the fiscal year in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for Fiscal 2013. Further information regarding the 2013 awards is included in the “2013 Plan-Based Awards” and “2013 Outstanding Awards at Fiscal Year-End” tables later in this Proxy Statement. The grant date fair value of the performance-based awards reflected in this column (the “2013 Performance Shares”) is the payout based on the probable outcome of the performance criteria, determined as of the grant date. The maximum potential values for the 2013 Performance Shares would be 200% of Target and would be as follows: Mr. Glazer ($2,677,752), Mr. Shein ($520,674), Mr. Lawrence ($1,487,640) and Mr. Hunter ($520,674). As a result of his resignation, Mr. Searles forfeited his 2012 Performance Shares as well as his unvested restricted stock awards as of June 14, 2013. As a result of his resignation, Mr. Record forfeited his 2013 and 2012 Performance Shares as well as his unvested restricted stock awards as of February 27, 2014.

Includes the fair market value of a grant of 33,333 shares of Restricted Stock ($506,662) in 2012 in the case of Michael Glazer and the fair market value of a grant of 20,000 shares of Restricted Stock ($305,400) in 2012 in the case of Steven Lawrence associated with a 2-year non-compete provision contained in their Employment Agreements.

(3)
The amounts shown in this column reflect the grant date fair value for SARs for the Named Executive Officers with respect to the fiscal year in accordance with FASB ASC Topic 718. No SARs were awarded in Fiscal 2012 or Fiscal 2013. Assumptions used in the calculation of these amounts are included in Note 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for Fiscal 2013. Further information regarding the 2011 SAR awards is included in the “2013 Outstanding Awards at Fiscal Year-End” table later in this Proxy Statement. Further information regarding the 2013 awards is included in the “2013 Plan-Based Awards” and “2013 Outstanding Awards at Fiscal Year-End” tables later in this Proxy Statement. As a result of his resignation, Mr. Record forfeited his unvested SARs awards as of February 27, 2014.

(4)
Non-Equity Incentive Plan Compensation (performance based cash bonus) amounts include any amounts deferred under the Executive Deferred Compensation Plan. Amounts reflect performance based bonuses earned during the fiscal year covered (and paid during the subsequent fiscal year) under the applicable Senior Executive Incentive Bonus Plan.

(5)
All other compensation includes deferred compensation matching contributions, auto allowances, estate planning allowances, insurance premiums and other compensation, as set forth in the 2013 All Other Compensation Table below.

(6)	The following clarifying information is provided:

•	Mr. Glazer joined the Company on March 28, 2012, at a base salary of $850,000.

•	Mr. Record resigned from the Company on February 12, 2014.

•	Mr. Lawrence joined the Company on April 30, 2012 at a base salary of $560,000.

•	Mr. Searles resigned from the Company on June 14, 2013.

2013 ALL OTHER COMPENSATION TABLE
The following table provides information concerning the compensation of our Named Executive Officers found in the “All Other Compensation” column of the 2013 Summary Compensation Table on page 38 of this Proxy Statement.

Name	Fiscal Year	Deferred Compensation Matching Contributions ($)	Auto Allowances ($)	Estate Planning Allowances ($)	Life Insurance Premiums ($)	Health Insurance Premiums ($)	Relocation Expense Reimburse- ments ($)	Tax Reimburse- ments ($)	Other ($) (1)	Total ($)
Michael L. Glazer	2013	244,176	12,000	10,000	15,583	8,119	—	—	—	289,878
	2012	67,060	9,231	—	6,869	8,110	2,439	1,399	—	95,108

Oded Shein	2013	69,807	12,000	—	2,686	10,353	—	—	—	94,846
	2012	37,625	12,000	—	2,676	10,116	—	—	—	62,417
	2011	37,038	12,000	—	2,446	8,757	52,190	29,934	—	142,365

Edward J. Record	2013	136,827	12,000	2,100	1,903	10,139	—	—	—	162,969
	2012	60,465	12,000	—	1,337	9,901	—	—	—	83,703
	2011	92,698	12,000	600	1,301	9,669	—	—	240	116,508

Steven P. Lawrence	2013	131,852	12,000	—	1,710	6,198	1,867	1,349	—	154,976
	2012	42,462	8,769	7,027	987	3,525	34,397	19,729	—	116,896

Steven L. Hunter	2013	31,411	12,000	1,770	1,456	10,273	—	—	—	56,910
	2012	18,031	12,000	1,625	1,396	10,004	—	—	—	43,056
	2011	19,975	12,000	4,585	1,361	9,669	—	—	—	47,590

Michael M. Searles	2013	65,911	4,615	5,000	2,592	2,978	—	—	443,077	524,173
	2012	46,965	12,000	5,000	6,740	7,653	10,174	7,159	—	95,691
	2011	20,415	4,615	—	1,296	1,455	13,015	9,467	—	50,263
_____________________________________________

(1)	Other Compensation includes cell phone allowances, in the case of Mr. Record, and severance pay, in the case of Mr. Searles.

2013 GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides information concerning each grant of an award made to a Named Executive Officer in Fiscal 2013 under any plan. Definitions of Performance Shares and Restricted Stock as used in the footnotes to this table are found on page 32 of this Proxy Statement.

								All Other Stock Awards: Number of Shares of Stock or Units (#) (3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael L. Glazer		396,150	950,000	1,900,000	—	—	—	—	—
	4/4/2013	—	—	—	9,900	39,600	79,200	—	1,338,876
	4/4/2013	—	—	—	—	—	—	32,400	856,980

Oded Shein		76,960	185,000	370,000	—	—	—	—	—
	4/4/2013	—	—	—	1,925	7,700	15,400		260,337
	4/4/2013	—	—	—	—	—	—	6,300	166,635

Edward J. Record		181,040	434,000	868,000	—	—	—	—	—
	4/4/2013	—	—	—	5,500	22,000	44,000	—	743,820
	4/4/2013	—	—	—	—	—	—	18,000	476,100

Steven P. Lawrence		181,040	434,000	868,000	—	—	—	—	—
	4/4/2013	—	—	—	5,500	22,000	44,000	—	743,820
	4/4/2013	—	—	—	—	—	—	18,000	476,100

Steven L. Hunter		88,400	212,500	425,000	—	—	—	—	—
	4/4/2013	—	—	—	1,925	7,700	15,400	—	260,337
	4/4/2013	—	—	—	—	—	—	6,300	166,635

Michael M. Searles		112,500	270,000	540,000	—	—	—	—	—
_______________________________

(1)
Shown are the Threshold, Target and Maximum payouts for which each executive was eligible under our 2013 Bonus Plan. Amounts actually earned with respect to these awards are included in the 2013 Summary Compensation Table as Non-Equity Incentive Plan Compensation. Further detail regarding potential 2013 Bonus Plan awards can be found in “Establishment of 2013 Senior Executive Incentive Bonus Plan” beginning on page 35 and “2013 Bonus Plan Awards” on page 42 of this Proxy Statement.

(2)  These columns reflect Performance Shares that vest over time in an amount depending on performance criteria. The Performance Shares will vest after a three-year Performance Cycle based on the Company’s total shareholder return relative to the Performance Group, as described in the CD&A. As a result of his resignation, Mr. Searles was not granted Performance Shares in Fiscal 2013.
The “Threshold” number of shares refers to the lowest number of shares of our common stock the Named Executive Officer can earn (and receive) at the end of the Performance Cycle if the results are at the twenty-fifth percentile of the Performance Group. Performance results below the twenty-fifth percentile at the end of the performance cycle will result in the executives earning no shares under this equity grant.

The “Target” number of shares refers to the number of shares of our common stock the Named Executive Officer can earn (and receive) at the end of the Performance Cycle if the results are at the fiftieth percentile of the Performance Group.
The “Maximum” number of shares refers to the number of shares of our common stock the Named Executive Officer can earn (and receive) at the end of the Performance Cycle if the results are at the one hundredth percentile of the Performance Group, which is twice the Target number of shares.
(3)  This column reflects Restricted Stock. Restricted Stock vests ratably over a four-year period (i.e., 25% per year). As a result of his resignation, Mr. Searles was not granted any stock awards in Fiscal 2013.
(4)  The grant date fair value of the performance-based awards reflected in this column (the “Performance Shares”) is the payout based on the probable outcome of the performance criteria, determined as of the grant date. As a result of his resignation, Mr. Searles was not granted any Performance Shares in Fiscal 2013.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table provides information, on an award by award basis, concerning unexercised SARs, unvested restricted stock, and performance share awards for each Named Executive Officer outstanding as of the end of Fiscal 2013. As a result of his resignation, Mr. Searles forfeited all awards that had not vested as of June 14, 2013. As a result of his resignation, Mr. Record forfeited all awards that had not vested as of February 27, 2014. Market value is computed using the closing market price of our common stock on January 31, 2014, the last trading day prior to the end of our last completed fiscal year ($19.60).

	Options/ SARs Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options /SARs (#)	Option/ SARs Exercise Price ($/Sh)	Option/ SARs Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Michael L. Glazer	5,625	—	—	16.67	6/3/2014		—	—	—	—
	—	—	—	—	—		102,400	2,007,040	112,933	2,213,487

Oded Shein	22,500	7,500	—	16.31	1/10/2018		—	—	—	—
	—	—	—	—	—		14,800	290,080	20,600	403,760

Edward J. Record	100,000	—	—	19.96	4/28/2014	*	—	—	—	—
	45,000	—	—	15.87	4/28/2014	*	—	—	—	—
	45,000	—	—	9.77	4/28/2014	*	—	—	—	—
	75,000	25,000	—	12.94	4/28/2014	*	—	—	—	—
	11,125	11,125	—	18.84	4/28/2014	*	—	—	—	—
	—	—	—	—	—		46,600	913,360	50,050	980,980

Steven P. Lawrence	—	—	—	—	—		55,500	1,087,800	58,667	1,149,873

Steven L. Hunter	15,000	—	—	13.26	6/2/2015		—	—	—	—
	13,500	4,500	—	15.50	3/26/2017		—	—	—	—
	4,425	4,425	—	18.84	3/29/2018		—	—	—	—
							21,725	425,810	18,900	370,440

Michael M. Searles	—	—	—	—	—		—	—	—	—
________________________________________
* As a result of Mr. Record's resignation, the expiration date of his awards was accelerated to April 28, 2014.

(1)  The future vesting dates of the SARs, other than those forfeited by Mr. Record on February 27, 2014, are as follows:

Name	Number of SARs (#)	Vesting Date
Oded Shein	7,500	1/10/2015

Edward J. Record	25,000	2/15/2014

Steven L. Hunter	4,500	3/26/2014
	2,212	3/29/2014
	2,213	3/29/2015
(2) The future vesting dates of Restricted Stock, other than those forfeited by Mr. Record on February 27, 2014, are as follows:

Name	Number of Restricted Stock (#)	Vesting Date
Michael L. Glazer	8,100	4/4/2014
	23,333	4/19/2014
	8,100	4/4/2015
	23,333	4/19/2015
	8,100	4/4/2016
	23,334	4/19/2016
	8,100	4/4/2017

Oded Shein	2,050	3/28/2014
	1,175	3/29/2014
	1,575	4/4/2014
	2,050	3/28/2015
	1,175	3/29/2015
	1,575	4/4/2015
	2,050	3/28/2016
	1,575	4/4/2016
	1,575	4/5/2017

Steven P. Lawrence	4,500	4/4/2014
	12,500	4/30/2014
	4,500	4/4/2015
	12,500	4/30/2015
	4,500	4/4/2016
	12,500	4/30/2016
	4,500	4/4/2017

Steven L. Hunter	1,700	3/28/2014
	6,483	3/29/2014
	1,575	4/4/2014
	2,667	4/11/2014
	1,700	3/28/2015
	1,175	3/29/2015
	1,575	4/4/2015
	1,700	3/28/2016
	1,575	4/4/2016
	1,575	4/4/2017

(3)   Reflects Target amount of Performance Shares, which cliff vest after a three-year Performance Cycle based on our total shareholder return relative to the Performance Group, as described in the CD&A. Excludes Performance Shares forfeited by Mr. Record on February 27, 2014. The performance cycle measurement dates of these Performance Shares are as follows:

Name	Number of Performance Shares (#)	Performance Cycle Measurement Date
Michael L. Glazer	73,333	1/31/2015
	39,600	1/30/2016

Oded Shein	2,900	2/1/2014
	10,000	1/31/2015
	7,700	1/30/2016

Edward J. Record	7,250	2/1/2014

Steven P. Lawrence	36,667	1/31/2015
	22,000	1/30/2016

Steven L. Hunter	2,900	2/1/2014
	8,300	1/31/2015
	7,700	1/30/2016

2013 OPTION EXERCISES AND STOCK VESTED TABLE
The following table provides information concerning exercises of SARs, vesting of restricted stock and performance share awards earned during Fiscal 2013 for each of our Named Executive Officers on an aggregated basis.

	Options/SARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (1)
Michael L. Glazer	5,625	78,891	23,333	650,874
Oded Shein	—	—	13,225	294,711
Edward J. Record	—	—	69,315	1,786,366
Steven P. Lawrence	—	—	12,500	347,000
Steven L. Hunter	15,000	245,163	13,683	365,093
Michael M. Searles	—	—	2,050	53,403
________________________________

(1)	Based on the average of the high and low market price of our common stock on the date of issuance.

(2)	Reflects 2010 Performance Shares that were distributed in Fiscal 2013 and Restricted Stock that vested during Fiscal 2013.

2013 PENSION BENEFITS TABLE
None of our Named Executive Officers were participants under the defined benefit plan sponsored by the Company as it was closed to new participants and was frozen effective June 30, 1998.
2013 NONQUALIFIED DEFERRED COMPENSATION TABLE
The following table provides Fiscal 2013 information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified to a Named Executive Officer.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Michael L. Glazer	244,176	244,176	(18,339)	—	614,648
Oded Shein	79,872	69,807	45,896	—	411,185
Edward J. Record	361,643	136,827	249,435	—	2,074,409
Steven P. Lawrence	131,852	131,852	24,805	—	378,488
Steven L. Hunter	31,411	31,411	20,669	—	198,613
Michael M. Searles	65,911	65,911	70,584	352,203	—
__________________________
(1)  Included in the amount reported in the 2013 All Other Compensation Table.
Retirement Benefits
Deferred Compensation Plan
We provide a deferred compensation plan (the “Deferred Compensation Plan”) that provides executives and certain officers with the opportunity to participate in an unfunded, deferred compensation program that is not qualified under the Internal Revenue Code of 1986, as amended (the “Code”). Generally the Code and the Employee Retirement Income Security Act of 1974, as amended, restrict contributions to a 401(k) plan by highly compensated employees. The Deferred Compensation Plan is intended to allow participants to defer income on a pre-tax basis. Under the Deferred Compensation Plan, participants may defer up to 50% of their base salary and up to 100% of their bonus and earn a rate of return based on actual investments chosen by each participant. We have established a grantor trust for the purpose of holding assets to provide benefits to the participants. We will match 100% of each participant’s contributions, up to 10% of the sum of their base salary and bonus.
The Named Executive Officers have the opportunity to allocate the investment of the funds in their Participant Employee Account among thirty-six investment options, including a Company Stock Investment Option. In the case of the Company Stock Investment Option, the Deferred Compensation Plan provides the opportunity for increased pre-tax shareholding.
401(k) Savings Plan
We have a contributory 401(k) savings plan (the “401(k) Plan”) covering substantially all qualifying employees. Under the 401(k) Plan, participants may contribute up to 50% of their qualifying earnings, subject to certain restrictions. We currently match 50% of each participant’s contributions, up to 6% of each participant’s compensation under the 401(k) Plan. We may make discretionary bi-weekly matching contributions during the year.
Frozen Defined Benefit Plan
We sponsor a defined benefit plan, which covers substantially all employees who had met eligibility requirements and were enrolled prior to June 30, 1998 (the “Stage Plan”). The Stage Plan was frozen effective June 30, 1998. None of our Named Executive Officers are participants in the Stage Plan.

Potential Payments Upon Termination or Change In Control
In General
The tables below reflect the amount of compensation to be paid to each of our currently employed Named Executive Officers in the event of termination of that executive’s employment under different circumstances pursuant to the terms of their Employment Agreements. Specific information concerning the resignation of Mr. Searles is found under “Transactions with Related Persons-Michael Searles” on page 21 of this Proxy Statement and under “Significant Events Related to the Employment of Our Named Executive Officers-Resignation of Michael Searles” on page 39 of this Proxy Statement. Specific information concerning the resignation of Mr. Record is found under “Significant Events Related to the Employment of Our Named Executive Officers-Resignation of Edward Record” on page 39 of this Proxy Statement.
Generally, under the post-termination arrangements described below, other than pursuant to a termination without Good Cause or by the executive for Good Reason, as defined on page 63 or pursuant to a Change in Control, as defined on page 64, a Named Executive Officer who terminates his employment, or whose employment is terminated, is entitled to receive solely those amounts earned by the Named Executive Officer through the date of termination.
The amount of compensation payable to each currently employed Named Executive Officer upon (i) termination without Good Cause or by the executive for Good Reason, (ii) termination without Good Cause or by the executive for Good Reason after a Change in Control, (iii) termination by the Company for Good Cause or by the executive without Good Reason, (iv) retirement, (v) death or (vi) disability, is shown below. The amounts shown assume that the termination was effective as of February 1, 2014. The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s separation from the Company.
Payments Made Upon Termination
Depending upon the manner in which a Named Executive Officer’s employment terminates, he may be entitled to receive the following payments and benefits:

•	any base salary and fringe benefits earned and unpaid through the date of termination;

•	severance pay equal to a multiple of the executive’s base salary plus the executive’s annual bonus target amount;

•
any incentive (performance) bonus for the fiscal year in which the termination occurs pro-rated through the date of termination provided the Board determines, in good faith, that the executive would have been entitled to receive a performance bonus for the fiscal year in which the termination occurred;

•	continuation of medical, vision and dental insurance (“Fringe Benefits”) under which the executive is participating for a specified period;

•	payment for outplacement services up to a specified maximum amount;

•	payment for financial/estate planning (“Financial Planning”) up to a specified maximum amount;

•	amounts accrued and vested through the Deferred Compensation Plan; and

•	vesting of outstanding stock options, SARs, Restricted Stock and Performance Shares.
The currently employed Named Executive Officers will not receive any compensation for any unused vacation days and upon termination of employment for any reason, any unused vacation days will be forfeited.

Payments Made Upon Termination Without Good Cause or by the Executive For Good Reason
The following table shows the amounts payable to each of our currently employed Named Executive Officers assuming that we terminated him without Good Cause or that he terminated his employment agreement for Good Reason on February 1, 2014.

Name	Severance	Incentive Bonus ($)	Fringe Benefits ($) (1)	Max Outplacement ($)	Max Financial Planning ($)	Deferred Compensation ($)	Stock Options, SARs, Restricted Stock and Performance Shares ($)
Mr. Glazer	$1.9 million	Amount earned and prorated through date of termination	$30,971	Provided for up to 1 year with $15,000 maximum	None	(2)	Immediate vesting of all Restricted Shares and pro-rated vesting of Performance Shares.
Mr. Shein	$0.6 million	Amount earned and prorated through date of termination	$23,199	Provided for up to 1 year with $15,000 maximum	None	(2)	All unvested awards are forfeited.
Mr. Lawrence	$1.6 million	Amount earned and prorated through date of termination	$28,490	Provided for up to 1 year with $15,000 maximum	None	(2)	All unvested awards are forfeited.
Mr. Hunter	$0.6 million	Amount earned and prorated through date of termination	$23,119	Provided for up to 1 year with $15,000 maximum	None	(2)	All unvested awards are forfeited.
________________________________

(1)	The amount shown reflects the estimated premiums to be paid by the Company on behalf of the Named Executive Officer for medical, vision and dental insurance.

(2)	Please see the 2013 Nonqualified Deferred Compensation Table for these amounts.

Payments Made Upon Termination Without Good Cause or by the Executive For Good Reason After a Change In Control
The following table shows the amounts payable to each of our currently employed Named Executive Officers assuming that we terminated him without Good Cause or that he terminated his employment agreement for Good Reason on February 1, 2014 after a Change In Control.
Payments that a Named Executive Officer would be entitled to receive under a Change in Control are not considered by the Compensation Committee when making annual compensation decisions for the Named Executive Officers and do not factor into decisions made by the Company regarding other compensation elements. Rather, these provisions in the employment agreements are intended to help provide us with continuity of management and continued focus on the business by senior management in the event of a Change In Control.

Name	Severance	Incentive Bonus ($)	Fringe Benefits ($) (1)	Max Outplacement ($)	Max Financial Planning ($)	Deferred Compensation ($)	Stock Options, SARs, Restricted Stock and Performance Shares ($)
Mr. Glazer	$5.7 million	Amount earned and prorated through date of termination	$61,943	Provided for up to 1 year with $15,000 maximum	Provided for up to 3 years with $10,000 annual maximum	(2)
Unvested Stock Options, SARs and Restricted Stock automatically vest; all Performance Shares are vested at target level and are payable to the Executive within 30 days of the effective date of the Change in Control.

Mr. Shein	$1.1 million	Amount earned and prorated through date of termination	$46,398	Provided for up to 1 year with $15,000 maximum	Provided for 2 years with $5,000 annual maximum	(2)
Unvested Stock Options, SARs and Restricted Stock automatically vest; all Performance Shares are vested at target level and are payable to the Executive within 30 days of the effective date of the Change in Control.

Mr. Lawrence	$3.2 million	Amount earned and prorated through date of termination	$56,980	Provided for up to 1 year with $15,000 maximum	Provided for 3 years with $10,000 annual maximum	(2)
Unvested Stock Options, SARs and Restricted Stock automatically vest; all Performance Shares are vested at target level and are payable to the Executive within 30 days of the effective date of the Change in Control.

Mr. Hunter	$1.3 million	Amount earned and prorated through date of termination	$46,238	Provided for up to 1 year with $15,000 maximum	Provided for 2 years with $5,000 annual maximum	(2)
Unvested Stock Options, SARs and Restricted Stock automatically vest; all Performance Shares are vested at target level and are payable to the Executive within 30 days of the effective date of the Change in Control.

________________________________

(1)	The amount shown reflects the estimated premiums to be paid by the Company on behalf of the Named Executive Officer for medical, vision and dental insurance.

(2)	Please see the 2013 Nonqualified Deferred Compensation Table for these amounts.

Payments Made Upon Termination by the Company for Good Cause or by the Executive without Good Reason
The following table shows the amounts payable to each of our currently employed Named Executive Officers assuming that we terminated him for Good Cause or that he terminated his employment without Good Reason on February 1, 2014.

Name	Severance	Incentive Bonus ($)	Fringe Benefits ($)	Max Outplacement ($)	Max Financial Planning ($)	Deferred Compensation ($)	Stock Options, SARs, Restricted Stock and Performance Shares ($)
Mr. Glazer	None	None	None	None	None	(1)	All unvested awards are forfeited.
Mr. Shein	None	None	None	None	None	(1)	All unvested awards are forfeited.
Mr. Lawrence	None	None	None	None	None	(1)	All unvested awards are forfeited.
Mr. Hunter	None	None	None	None	None	(1)	All unvested awards are forfeited.
________________________________

(1)	Please see the 2013 Nonqualified Deferred Compensation Table for these amounts.

Payments Made Upon Retirement
The following table shows the amounts payable to each of our currently employed Named Executive Officers assuming that he retired as of February 1, 2014.

Name	Severance	Incentive Bonus ($)	Fringe Benefits ($)	Max Outplacement ($)	Max Financial Planning ($)	Deferred Compensation ($)	Stock Options, SARs, Restricted Stock and Performance Shares ($)
Mr. Glazer	None	None	None	None	None	(1)
Unvested Stock Options, SARs and Restricted Stock fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive.

Mr. Shein	None	None	None	None	None	(1)
Unvested Stock Options, SARs and Restricted Stock fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive.

Mr. Lawrence	None	None	None	None	None	(1)
Unvested Stock Options, SARs and Restricted Stock fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive.

Mr. Hunter	None	None	None	None	None	(1)
Unvested Stock Options, SARs and Restricted Stock fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive.

________________________________
(1) Please see the 2013 Nonqualified Deferred Compensation Table for these amounts.

Payments Made Upon Death
The following table shows the amounts payable to each of our currently employed Named Executive Officers assuming that his employment was terminated as a result of death as of February 1, 2014.

Name	Severance	Incentive Bonus ($)	Fringe Benefits ($)	Max Outplacement ($)	Max Financial Planning ($)	Deferred Compensation ($)	Stock Options, SARs, Restricted Stock and Performance Shares ($)
Mr. Glazer	None	None	None	None	None	(1)
Unvested Stock Options, SARs and Restricted Stock fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive.

Mr. Shein	None	None	None	None	None	(1)
Unvested Stock Options, SARs and Restricted Stock fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive.

Mr. Lawrence	None	None	None	None	None	(1)
Unvested Stock Options, SARs and Restricted Stock fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive.

Mr. Hunter	None	None	None	None	None	(1)
Unvested Stock Options, SARs and Restricted Stock fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive.

________________________________

(1)	Please see the 2013 Nonqualified Deferred Compensation Table for these amounts.

Payments Made Upon Disability
The following table shows the amounts payable to each of our currently employed Named Executive Officers assuming that his employment was terminated as a result of disability as of February 1, 2014.

Name	Severance	Incentive Bonus ($)	Fringe Benefits ($)	Max Outplacement ($)	Max Financial Planning ($)	Deferred Compensation ($)	Stock Options, SARs, Restricted Stock and Performance Shares ($)
Mr. Glazer	None	None	None	None	None	(1)
Unvested Stock Options, SARs and Restricted Stock fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive.

Mr. Shein	None	None	None	None	None	(1)
Unvested Stock Options, SARs and Restricted Stock fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive.

Mr. Lawrence	None	None	None	None	None	(1)
Unvested Stock Options, SARs and Restricted Stock fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive.

Mr. Hunter	None	None	None	None	None	(1)
Unvested Stock Options, SARs and Restricted Stock fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive.

________________________________

(1)	Please see the 2013 Nonqualified Deferred Compensation Table for these amounts.

Timing of Payments
The payments reflected in the foregoing tables will be paid as follows:

•	Severance payment will be made to the executive in regular payroll payments throughout the severance period;

•	Incentive bonus payments will be made to the executive in a lump sum on or before April 1 following the end of the fiscal year in which the termination occurred;

•	Fringe Benefits will be provided in accordance with our standard policies and practices;

•	Outplacement payments will be made directly to the entity providing outplacement services following receipt of an invoice or statement from the entity providing the outplacement services;

•	Financial Planning reimbursements will be made in accordance with our or our successor’s policies and procedures; and

•	Deferred Compensation payments will be made in accordance with the provisions of the respective plan.
Termination
In General. The Employment Agreements of our Named Executive Officers provide that if the Executive is terminated by us for Good Cause (as defined below), the Executive will be entitled to receive any base salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination.
If the Executive is terminated by us without Good Cause or terminates his employment for Good Reason (as defined below), the Executive will be entitled to receive:

(i)	earned and unpaid Base Salary, and certain fringe benefits accrued and unpaid through the date of termination,

(ii)
an amount equal to two times in the case of Mr. Glazer, one and one-half times in the case of Mr. Lawrence, and one times in the case of Messrs. Shein and Hunter, the aggregate of (x) his Base Salary plus (y) the Incentive Compensation at the Target Rate (as defined below) in effect as of the date of termination,

(iii)
the Incentive Compensation for the fiscal year in which the termination occurs pro-rated through the date of termination; provided, however, the Executive will not receive any portion of the Incentive Compensation unless the Board determines that the Executive would have been entitled to receive any Incentive Compensation for the fiscal year in which the termination occurred as set forth in the Employment Agreement,

(iv)
continuation of medical and dental benefits to which the Executive is participating as of the date of termination for a period of 18 months in the case of Messrs. Glazer and Lawrence and 12 months in the case of Messrs. Shein and Hunter from the date of termination, and

(v)	payment of outplacement services for a period of 12 months from the date of termination with payments not to exceed $15,000.
If the Executive is terminated by us for Good Cause, the Executive will automatically forfeit any unvested stock options, Restricted Stock, SARs, or similar rights in the Company as of the date of termination.
If the Executive terminates his employment without Good Reason, the Executive will be entitled to receive any base salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination, and the Executive will automatically forfeit any unvested stock options, Restricted Stock, SARs, or similar rights as of the date of termination.
Change in Control. If a Change in Control (as defined below) occurs, and during the period beginning 6 months before and ending 24 months after the Change in Control, we or our successor terminates the Employment Agreement without Good Cause or the Executive terminates his employment with us or our successor with Good Reason, the

Executive will be entitled to receive any base salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of the Change in Control or termination, and the following:

(i)
an amount equal to three times (two times in the case of Messrs. Shein and Hunter) the aggregate of the base salary plus the Incentive Compensation at the Target Rate in effect as of the date of the Change in Control or termination;

(ii)	the Incentive Compensation for the fiscal year in which the Change in Control or termination occurs pro-rated through the date of the Change in Control or termination;

(iii)
continuation of certain fringe benefits to which the Executive is participating as of the date of Change in Control or termination for a period of 36 months (24 months in the case of Messrs. Shein and Hunter) from the date of the Change in Control or termination;

(iv)	payment of outplacement services for a period of 12 months from the date of the Change in Control or termination with payments not to exceed $15,000; and

(v)	continuation of the financial planning allowance for a period of 36 months (24 months in the case of Messrs. Shein and Hunter) from the date of the Change in Control or termination.
In addition, all the Executive’s stock options, warrants or similar rights will immediately become fully and completely vested and exercisable as of the date of the Change in Control or termination and we or our successor shall be obligated to compensate the Executive for any options or rights the Executive does not exercise within 60 days of the date of the Change in Control or termination at the price and in the manner described in the Employment Agreement.
No Gross-Up Payments. If any payment to the Executive due to a Change in Control subjects the Executive to any excise tax, we will not pay to the Executive a gross-up payment to compensate the Executive for the amount of the excise tax.
Defined Terms. Definitions for some of the terms used in this discussion in the order they are first used are as follows:
“Good Cause” means (i) the Executive’s criminal conviction of a felony by a federal or state court of competent jurisdiction including any plea of guilty or no contest; (ii) a material and significant act of dishonesty by the Executive relating to the Company; (iii) a failure to comply with the Company’s “Code of Ethics and Business Conduct” policy; or (iv) the Executive’s failure to follow a direct, reasonable and lawful order from the Company’s Board within the reasonable scope of his position, which failure, if remediable, is not remedied within thirty (30) days after written notice to the Executive.
“Good Reason” shall exist if, without the Executive’s express written consent, the Company: (i) materially reduces or decreases the Executive’s Base Salary or Incentive Compensation opportunity level from the level in effect on the Effective Date of the Employment Agreement (or some subsequent higher level put into effect by the Board subsequent to the Effective Date of the Employment Agreement), unless such reduction or decrease is in connection with an across-the-board reduction or decrease in the Base Salaries or Incentive Compensation opportunity levels of all the Company’s other senior level executives, (ii) willfully fails to include the Executive in any incentive compensation plans, bonus plans, or other plans and benefits provided by the Company to other executive level executives, (iii) materially reduces, decreases or diminishes the nature, status or duties and responsibilities of the Executive’s position from those in effect on the Effective Date of the Employment Agreement, and such reduction, decrease or diminution is not reasonably related to or the result of an adverse change in the Executive’s performance of assigned duties and responsibilities, (iv) hires an executive senior to the Executive; or (v) requires the Executive to (A) regularly perform the duties and responsibilities of his position at, or (B) relocate the Executive’s principal place of employment to, a location which is more than fifty (50) miles from the location of the Executive’s principal place of employment as of the Effective Date of the Employment Agreement. Notwithstanding the above, Good Reason shall not include the death, disability or voluntary retirement of the Executive or any other voluntary action taken by or agreed to by the Executive related to his position or his employment with the Company or its Subsidiaries.

“Change in Control” shall be deemed to have occurred:
(a) on such date within the 12-month period following the date that any one person, or more than one person acting as a group (as defined in §1.409A 3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that represents twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities (the “Trigger Date”), that a majority of the individuals who, as of the Trigger Date, constitute the Board (the “Incumbent Board”) are replaced by new members whose appointment or election is not endorsed by a majority of the members of the Incumbent Board before the date of such appointment or election;
(b) as of the date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that, together with stock held by such person or group, constitutes more than 50% of either (1) the then outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control; or
(c) the date any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of the assets of the Company, except for any sale, lease exchange or transfer resulting from any action taken by any creditor of the Company in enforcing its rights or remedies against any assets of the Company in which such creditor holds a security interest. Provided further, a transfer of assets by the Company shall not be treated as a Change in Control if the assets are transferred to:

(i)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or
(iv) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii) herein.
For purposes of subsection (c) and except as otherwise provided in paragraph (i), a person’s status             is determined immediately after the transfer of the assets.
“Incentive Compensation” means compensation based upon the Company’s operating results for and the Executive’s performance during such fiscal year and such other performance objectives, targets and criteria for the Executive that the Board may establish and adjust for that fiscal year.
“Target Rate” means the amount of Incentive Compensation calculated as a percentage of the Base Salary in effect during that fiscal year, which percentage shall be determined and may be adjusted by the Board based on the Company’s operating results, the Executive’s performance and other performance objectives.

2013 DIRECTOR COMPENSATION TABLE
The following table provides information concerning the compensation of all persons who served as our Independent Directors during any part of Fiscal 2013 for their service as Directors during Fiscal 2013.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)	Total ($)
Alan J. Barocas	69,000	100,001	—	—	—	—	169,001
Gabrielle E. Greene	61,500	100,001	—	—	—	—	161,501
Diane M. Ellis	63,500	100,001	—	—	—	—	163,501
Earl J. Hesterberg	73,500	100,001	—	—	—	—	173,501
Lisa R. Kranc	58,500	100,001	—	—	—	—	158,501
William J. Montgoris	184,500	100,001	—	—	—	—	284,501
C. Clayton Reasor	57,500	100,001	—	—	—	—	157,501
David Y. Schwartz	81,000	100,001	—	—	(26,994)	—	154,007
Ralph P. Scozzafava	64,500	100,001	—	—	—	—	164,501
______________________________________________

(1)
The amounts shown in this column reflect the amount of cash compensation earned in Fiscal 2013 for Board and committee service.  Directors may elect to receive the Annual Retainer, the Chairman Retainer, Special Board Meeting Fees, Committee Meeting Fees, Committee Chairman Fees and such other compensation as the Board may deem appropriate, as the case may be, either (a) in restricted stock, deferred stock units ("DSU"), cash, or a combination of restricted stock, deferred stock units and cash at the time that such compensation is earned, or (b) in cash or restricted stock at a later date.  Please see "Compensation of Directors" below.

(2)
The amounts shown in the column reflect the grant date fair value of stock awards granted in 2013 to the named Directors valued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC Topic 718") and is equal to the closing market price of 4,417 shares on the date of grant.

(3)	No stock options were awarded to Directors in 2013.

(4)	The amounts shown reflect deferred compensation as well as the increase (decrease) in value related to the DSUs from dividends and changes in market price of our common stock.
Compensation of Directors
The compensation of our Independent Directors is set by the Board at the recommendation of the Corporate Governance and Nominating Committee (the “CGNC”). In developing its recommendations, the CGNC is guided by the following objectives: compensation should fairly pay Independent Directors for work required in a company our size and compensation should align the Independent Directors’ interests and the long-term interest of our shareholders. The CGNC’s Director compensation consultant prepares competitive compensation analyses regarding both the Peer Group and the broader market for similarly situated companies and advises the CGNC on the level and design of compensation programs for the Independent Directors. The Chairman of the CGNC works directly with the CGNC’s Director compensation consultant to determine the scope of the work needed to assist the CGNC in its decision making processes.

Directors who are our full-time employees receive no additional compensation for serving on the Board. Directors who are not our full-time employees receive the following compensation:
Annual Retainer. In Fiscal 2013, Directors received a $50,000 Annual Retainer, which was earned and paid pro rata over their term at the beginning of each month. The Annual Retainer is intended to compensate the Director for attendance at regularly scheduled quarterly Board meetings, as well as consultation and participation in teleconference meetings held for periodic Board updates.
Chairman Retainer. In Fiscal 2013 and in addition to the Annual Retainer, the Chairman of the Board received a $125,000 retainer (the “Chairman Retainer”), which was earned and paid pro rata over his term at the beginning of each month. The Chairman Retainer is intended to compensate the Chairman for the additional duties set forth in the Governance Guidelines.
Special Board Meeting Fee. In Fiscal 2013, Directors received a Special Board Meeting Fee of $1,500 per meeting for their preparation and attendance at special meetings of the Board (may be by teleconference) called for the purpose of specific actions by the Board (consents, resolutions, etc.) and held at times other than in conjunction with regular quarterly meetings of the Board. No additional meeting fee was paid for attendance at regular quarterly board meetings.
Committee Meeting Fees. In Fiscal 2013, Directors received (i) a Regular Committee Meeting Fee of $1,000 per meeting for their preparation and attendance at regular quarterly meetings of the Committees on which they serve, and (ii) a Special Committee Meeting Fee of $1,000 per meeting for (a) their preparation and attendance at Committee meetings (may be by teleconference) called for the purpose of specific actions by their Committees (consents, resolutions, etc.) and held at times other than in conjunction with regular quarterly meetings of their Committees, and (b) their preparation and attendance at “ad hoc” Board Committee assignments held at times other than in conjunction with regular quarterly meetings of their Committees or the Board.
Committee Chairman Fees. In Fiscal 2013, the Chairman of the Audit Committee received a Committee Chairman Fee of $17,500 per year; the Chairman of the Compensation Committee received a Committee Chairman Fee of $15,000 per year; and the Chairman of the Corporate Governance and Nominating Committees received a Committee Chairman Fee of $12,500 per year. The Committee Chairman Fee was earned and paid pro rata over the Chairman’s term at the beginning of each month.
Restricted Stock Grants

•
Initial Grant. Upon a Director’s initial appointment or election, the Director will be granted restricted shares of the Company’s common stock valued at $100,000 based on the closing price of the Company’s stock on the date of his or her appointment or election, but pro-rated for the number of months the Director will serve until the next Annual Meeting of Shareholders (the “Initial Grant”). For example, a Director initially appointed or elected three months after the last Annual Meeting would serve a term of nine months and would be entitled to restricted shares of the Company’s common stock valued at $75,000 based on the closing price of the Company’s stock on the date of his or her appointment or election, while a Director initially appointed or elected nine months after the last Annual Meeting would serve a term of three months and would be entitled to restricted shares of the Company’s common stock valued at $25,000 based on the closing price of the Company’s stock on the date of his or her appointment or election.

The Initial Grant will vest, on a cliff basis, on the earliest of (i) one year from the date of grant or (ii) the date of the first Annual Meeting of the Company’s shareholders following the date of grant.

•
Reelection Grant. Upon a Director’s reelection to the Board, the Director will be granted restricted shares of the Company’s common stock valued at $100,000 based on the closing price of the Company’s stock on the date of his or her reelection (the “Reelection Grant”). The Reelection Grant will vest, on a cliff basis, on the earliest of (i) one year from the date of grant or (ii) the date of the first Annual Meeting of the Company’s shareholders following the date of grant.

•
Forfeiture of Grants. A Director will forfeit any unvested Initial Grant and Reelection Grants if the Director ceases to be a Director at any time prior to their vesting date other than due to (i) the fact that the Director’s age prohibits the Director from serving as a Director, (ii) death, (iii) permanent disability (as determined by the Board), or (iv) a Change in Control (as defined in the applicable equity incentive plan), at which time the unvested Initial Grant and Reelection Grants will fully vest.

Reimbursement of Expenses. Directors shall be reimbursed for actual expenses they incur while attending, or otherwise participating in, Board meetings, Board Committee meetings and “ad hoc” committee assignments.

Election Concerning Receipt of Certain Compensation. Under our Amended and Restated 2003 Non-Employee Director Equity Compensation Plan (the “Plan”), a Director may elect to receive the Annual Retainer, the Chairman Retainer, Special Board Meeting Fees, Committee Meeting Fees, Committee Chairman Fees, and such other compensation as the Board may deem appropriate, as the case may be, either (a) in restricted stock, deferred stock units, cash, or a combination of restricted stock, deferred stock units and cash at the time that such compensation is earned, or (b) in cash or restricted stock at a later date. Any issuance of restricted stock in lieu of cash will be made by the Company on such terms and conditions as the Board may establish. In any event, in order to receive restricted stock, a Director must, at a minimum, (a) notify the Company of his or her current election to receive restricted stock by executing an applicable Election Form, and (b) execute a Shareholder Agreement by which the Director agrees not to sell any of the restricted stock until the director leaves the Board.
Health Benefits. We have made arrangements with our medical provider to offer medical and dental coverage to the Directors and their eligible family members. The cost to the Directors will be the same premiums our active employees pay through their payroll deductions.

ITEM 2 – ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION
In General
Section 14A of the Securities Exchange Act of 1934 provides that not less frequently than once every 3 years we must provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in our Proxy Statement in accordance with the compensation disclosure rules of the SEC. This vote is often referred to as a “Say-on-Pay” vote.
Section 14A of the Securities Exchange Act of 1934 also provides that not less frequently than once every 6 years we must provide our shareholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference as to how frequently (1, 2 or 3 years) we should seek future advisory votes on the compensation of our Named Executive Officers. This vote is often referred to as a “Frequency of Say-on-Pay” vote.
At the 2011 Annual Meeting of Shareholders, a majority of the votes cast by the shareholders voted, on an advisory basis, to hold an advisory vote to approve executive compensation every year.  In line with this recommendation by the shareholders, the Board decided that it will include an advisory shareholder vote on executive compensation in its proxy materials every year until the next required advisory vote on the frequency of shareholder votes on executive compensation, which will occur no later than our 2017 Annual Meeting of Shareholders. Therefore, we are asking our shareholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement.
As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	to enable us to recruit, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short and long-term business objectives;

•
to maximize the long-term commitment of our executive officers to our success by providing compensation elements that align their interests and our shareholders in that the compensation elements are directly related to financial metrics that the Committee believes influence the creation of long-term shareholder value; and

•	to reward our executive officers upon the achievement of short-term and long-term business objectives and enhanced shareholder value.
We urge our shareholders to read the “Compensation Discussion and Analysis” beginning on page 23 of this Proxy Statement, which describes in greater detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives, appearing on pages 45 through 67, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to the Company’s recent and long-term success.
Most Recent Say-On-Pay Vote
At the 2013 Annual Meeting of Shareholders, approximately 99% of the votes cast by our shareholders voted, on an advisory basis, to approve the compensation paid to the Company’s Named Executive Officers in Fiscal 2012 as disclosed in the 2013 Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion (the “2013 Say-on-Pay Vote”). The Committee and the Board believe that the 2013 Say-on-Pay Vote confirmed shareholder support for the Company’s executive officer compensation policies and decisions. As a result our approach to Fiscal 2013 policies and decision making approach remained consistent with our Fiscal 2012 approach.

Fiscal 2013 Overview
Strategy. The Company’s strategy for Fiscal 2013 was to build on its 2012 achievements and to pursue meaningful sales and earnings growth. Fiscal 2013 contained 52 weeks, while the Company’s fiscal year ended February 2, 2013 (“Fiscal 2012”) contained 53 weeks. The Company achieved the following results in Fiscal 2013:
Financial Results

•	Total sales were $1.634 billion versus $1.646 billion for Fiscal 2012, a decrease of approximately 1%, but still the second highest total sales in the Company’s history.

•	Comparable store sales decreased 1.5%, while on a shifted basis which excludes the first week of 2012, comparable store sales decreased 1.1%.

•	Gross profit margin was 26.4% versus 27.9% in Fiscal 2012.

•	Selling general and administrative expense was 24.4% of revenue versus 23.9% on Fiscal 2012.

•
Earnings were $16.6 million, or $0.51 per diluted share, compared to earnings of $38.2 million, or $1.19 per diluted share, for Fiscal 2012. Adjusting for charges related to the South Hill Consolidation, asset impairment charges related to the Steele's off price division and the Steele's results of operations, adjusted earnings were $40.0 million, or $1.22 per share as compared to adjusted earnings in Fiscal 2012 of $46.3 million, or $1.44 per share.

•	Direct-To-Consumer sales (eCommerce) increased by $7.0 million to $30.0 million, an increase of 31% over Fiscal 2012.

•
For the one-year period ended February 1, 2014, the Company had a total shareholder return (“TSR”) of (11.72%), including the reinvestment of dividends. However, over the three-year period ended February 1, 2014, annualized TSR was 34.06%, including the reinvestment of dividends.

•	The Company increased its quarterly dividend rate by 25%.
Operational Results

•	The Company opened 28 traditional stores and one Steele’s stores during Fiscal 2013 and had a net increase of 19 stores, growing from 864 stores in 40 states to 883 stores in 40 states.

•
The South Hill Consolidation was completed in June 2013, resulting in ongoing annual total savings of $5 million in payroll and benefits, not including savings in margin from increased purchasing power and simplified processes.

•	The tough retail environment also heightened the need to reduce the Company’s cost structure by an additional $5 million. Therefore, approximately 50 positions were eliminated in November.

•	The Company added several high profile brands across merchandise categories.

•	The Company increased its private label credit card penetration rate by 290 basis points.
Non-Binding Nature of Vote
This shareholder vote on executive compensation is advisory and non-binding on the Board or the Company in any way. Although non-binding, the Compensation Committee and the Board will consider the results of the most recent shareholder advisory vote on executive compensation in determining compensation policies and decisions concerning Named Executive Officers.
Required Vote; Broker Discretionary Voting Not Permitted
The affirmative vote of a majority of the shares presented or represented and entitled to vote either in person or by proxy is required to approve this advisory resolution. Broker discretionary voting of uninstructed shares is not permitted for a shareholder vote on executive compensation.

Approval of Compensation Paid to the Company’s Named Executive Officers

As required by Section 14A of the Exchange Act, we are asking shareholders to vote on the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Recommendation of the Board

Your Board of Directors recommends a vote “FOR” the advisory resolution.

ITEM 3 – RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014
In General
The Board has approved the Audit Committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for our 2014 Fiscal Year ("Fiscal 2014"). This selection is being presented to the shareholders for their ratification.  Proxies solicited by the Board will, unless otherwise directed, be voted to ratify the selection by the Board of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2014. Deloitte & Touche LLP has been our independent auditor since our 2001 Fiscal Year.  The Board has been advised by Deloitte & Touche LLP that it is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting.  He or she will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions during the meeting.  For additional information regarding our relationship with Deloitte & Touche LLP, please refer to the Audit Committee Report below.
Principal Accountant Fees and Services
The Audit Committee selected, and we retained, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the "Deloitte Entities"), as our independent registered public accounting firm to audit our consolidated financial statements for Fiscal 2013 and Fiscal 2012.  We understand the need for the Deloitte Entities to maintain objectivity and independence in their audit of our financial statements and internal controls. We do not use the Deloitte Entities for internal audit work and will only use the Deloitte Entities for non-audit work when the Audit Committee concludes that the Deloitte Entities are the most appropriate provider of that service.  The Audit Committee annually evaluates whether our use of the Deloitte Entities for non-audit services is compatible with the Deloitte Entities' independence.
The aggregate fees billed by the Deloitte Entities in 2013 and for 2012 for these various services were as follows:

Description of Professional Service	Amount Billed
	Fiscal 2013	Fiscal 2012
Audit Fees are fees for (i) the audit of our annual financial statements, (ii) review of financial statements in our quarterly reports on Form 10-Qs, (iii) the audit of the effectiveness of our internal control over financial reporting, and (iv) for services that are provided by the independent registered public accounting firm in connection with statutory and regulatory filings.	$1,044,000	$1,014,200
Audit-Related Fees are for professional services rendered in connection with the application of financial accounting and reporting standards, as well as acquisition related matters.	—	—
Tax Fees are fees for compliance, tax advice, and tax planning.	—	—
All Other Fees are fees for any service not included in the first three categories. Indicates fees for services related to the audit of the financial statements of our Nonqualified Deferred Compensation Plan (Senior Executives) (the “Plan”), which are included in the Plan’s Annual Report on Form 11-K. All services were approved by the Audit Committee.	$23,700	$18,300

Pre-Approval Policies
The Audit Committee has the direct responsibility to select, retain, terminate, determine compensation and oversee the work of our independent registered public accounting firm.  Pre-approval by the Audit Committee is required for any engagement of our independent registered public accounting firm and the Audit Committee has established the following pre-approval policies and procedures.  Annually, the Audit Committee pre-approves services to be provided by our independent registered public accounting firm.  The Audit Committee also considers the engagement of our independent registered public accounting firm to provide other services during the year.  Requests for approval are submitted to the Audit Committee by our management.  Requests are required to include an adequate explanation of the services in sufficient detail for the Audit Committee to determine whether the request is consistent with the SEC's rules on auditor independence.  In determining whether to approve the engagement of our independent registered public accounting firm, the Audit Committee considers whether such service is consistent with the independence of the registered public accounting firm.  The Audit Committee also considers the amount of audit related fees in comparison to all other fees paid to the registered public accounting firm and reviews such comparison each year.
Audit Committee Report
The Audit Committee reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm, Deloitte & Touche LLP, which is responsible for expressing an opinion on whether the consolidated financial statements present fairly, in all material respects, the Company's financial position, results of operations and the related cash flows in conformity with accounting principles generally accepted in the United States of America and whether the Company maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
The Audit Committee met regularly with Deloitte & Touche LLP and the Company's internal audit staff, with and without management present, to discuss the results of their audits, management's assessment of the Company's internal control over financial reporting, Deloitte & Touche LLP's opinions regarding the Company's internal control over financial reporting, and the overall quality of the Company's financial reporting.  The Audit Committee also reviewed Management's Report on Internal Control Over Financial Reporting contained in the Company's Annual Report on Form 10-K for the year ended February 1, 2014 as filed with the SEC, as well as Deloitte & Touche LLP's Report of Independent Registered Public Accounting Firm included in the same Annual Report on Form 10-K related to its audits of (i) the Company's consolidated financial statements, and (ii) the effectiveness of internal control over financial reporting.
The Audit Committee discussed with Deloitte & Touche LLP the matters that are required to be discussed under AU Section 380, "Communication with Audit Committees" as adopted by the Public Company Accounting Oversight Board. The Audit Committee also discussed with internal audit and management any significant matters as a result of the internal audit work.
The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence. The Audit Committee has concluded that Deloitte & Touche LLP did not provide any prohibited non-audit services to the Company and its affiliates.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for Fiscal 2013 for filing with the SEC.  The Audit Committee also selected Deloitte & Touche LLP as the Company's independent registered public accounting firm for Fiscal 2014.

This Audit Committee Report is provided by the following Independent Directors, who constitute all of the members of the Audit Committee:
David Y. Schwartz (Chairman)
Diane M. Ellis
Gabrielle E. Greene
William J. Montgoris
Ralph P. Scozzafava

Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm For Fiscal 2014
Deloitte & Touche LLP has been selected by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiary for Fiscal 2014. Consequently, the Board has approved the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for Fiscal 2014.
Your Board of Directors recommends a vote FOR the following proposal:
RESOLVED that the selection of Deloitte & Touche LLP, as Independent Registered Public Accounting Firm for Fiscal 2014, is hereby ratified.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following tables provide information as of February 1, 2014 concerning (i) our Amended and Restated 2001 Equity Incentive Plan (the “2001 Plan”) and our Second Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”), under both of which our common stock is authorized for issuance to officers, Directors and other key employees in the form of Restricted Stock, upon the exercise of stock options and stock appreciation rights (SARs) granted to them, and as the result of Performance Shares granted to them, and (ii) our Amended and Restated 2003 Non-Employee Director Compensation Plan (the “2003 Director Plan”), under which our common stock is authorized for issuance to non-employee Directors in lieu of all or a portion of their cash compensation if they so elect.

AS OF FEBRUARY 1, 2014

Plan category	Number of securities to be issued upon exercises of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2001 Plan (1)	349,676	(2)	$18.56		506,318
2008 Plan	715,175	(2)	$15.53		2,640,846
2003 Director Plan	11,351	(3)	—	(4)	213,649	(5)
Equity compensation plans not approved by security holders	None		None		None
Total	1,076,202		$16.52		3,360,813
___________________________________

(1)
The number of securities remaining available for future issuance under the 2001 Plan has been reduced to reflect an aggregate of 378,100 shares at the Target Number that may be issued as a result of the grant of Performance Shares and 649,900 shares of restricted stock issued under the 2001 Plan and 2,559 shares of restricted stock under the 2008 Plan.

(2)
The weighted average remaining contractual life of these outstanding options and SARs is 0.6 years for the 2001 Plan and 3.37 years for the 2008 Plan.  The weighted average remaining contractual life for the 2001 Plan and the 2008 Plan together is 2.46 years.

(3)
Reflects Deferred Stock Units ("DSUs") issued under the 2003 Director Plan.  The number of DSUs credited to a Director's account is computed by dividing (i) the amount of compensation the Director has elected to defer by (ii) the average of the high and low prices of the Company's stock for the five trading days prior to the first day of the term of the Director during which the election has been made.  An election, once made, is irrevocable for the applicable period to which it relates.  The number of shares of common stock to be distributed to a Director will be equal to the number of DSUs credited to a Director's account.

(4)	Not applicable.

(5)
Shares granted under the 2003 Director Plan are solely for non-employee Directors that elect to receive their fees or retainers in DSUs in lieu of cash.  There is no Company match or premium applied to compensation received in the form of equity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers (“Reporting Persons”) to file reports with the SEC disclosing their ownership and changes in their ownership of our common stock. Copies of these reports must also be furnished to us.
Based solely upon our review of the copies of reports furnished to us and written representations that no other reports are required, we believe that all of our Directors and executive officers made all required filings during Fiscal 2013 on a timely basis except for the following Form 4s, all of which were filed by the Company on behalf of the Reporting Persons (officers) in Fiscal 2013:

Reporting Person	Transaction Date	Form 4 Due Date	Form 4 Filing Date	Days Late*	Shares in Transaction	Explanation
Michael Glazer	April 8	April 10	April 16	4	5,636	(1)
Ron Lucas	April 8	April 10	April 16	4	757	(1)
Edward Record	April 11	April 15	April 16	1	4,195	(2)
Steven Hunter	April 11	April 15	April 16	1	1,119	(2)
Ron Lucas	April 11	April 15	April 16	1	140	(2)
Michael Glazer	July 2	July 5	July 8	1	160	(1)
Ron Lucas	July 2	July 5	July 8	1	34	(1)
Michael Glazer	December 18	December 20	December 26	3	72	(1)
Ron Lucas	December 18	December 20	December 26	3	192	(1)
Edward Record	December 18	December 20	December 26	3	20	(1)
Russ Lundy II	December 18	December 20	December 26	3	12	(1)
Richard Stasyszen	December 18	December 20	December 26	3	25	(1)
_______________________________
* Business days
(1) These shares were acquired pursuant to the Company’s Deferred Compensation Plan (the “Plan”). The delay in filing was due to the delay in receiving the transaction details from the Trustee of the Plan, who is not affiliated with the Company.
(2) These shares reflect the payment of tax liability by withholding shares incident to the vesting of Restricted Stock. The delay in filing was due to a delay in the transfer of shares.

ADDITIONAL INFORMATION
Voting Securities
Shareholders of record at the close of business on the Record Date (April 17, 2014), will be eligible to vote at the Annual Meeting. The voting securities of the Company consist of its $0.01 par value common stock. On the Record Date, there were 31,693,850 shares of our common stock, par value $0.01, outstanding and entitled to vote at the Annual Meeting. In addition, on the Record Date, holders of 450,978 shares of unvested Restricted Stock are entitled to vote at the Annual Meeting. Each share outstanding and each share of unvested Restricted Stock on that date will be entitled to one vote. Treasury shares are not voted. Individual votes of shareholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareholder voting records is limited to the independent Inspector of Election and certain employees of the Company and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.
Vote Required for Approval
Item 1 - Election of Directors. Pursuant to our Amended and Restated ByLaws and Section 78.330 of the Nevada Revised Statutes, the nominees receiving the nine highest vote totals (a plurality) of the votes cast at the Annual Meeting in person or by proxy will be elected as Directors.
Item 2 - Advisory Resolution to Approve Executive Compensation. This shareholder vote on executive compensation is advisory and non-binding on the Board or the Company in any way. The affirmative vote of a majority of the shares presented or represented and entitled to vote either in person or by proxy is required to approve this advisory resolution.
Item 3 - Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for Fiscal 2014. The affirmative vote of a majority of the shares presented or represented and entitled to vote either in person or by proxy is required to approve this proposal.
Other Matters. All other matters require for approval the favorable vote of a majority of shares voted at the Annual Meeting in person or by proxy.
Abstentions. Abstentions, if any, will not be counted as votes cast. Therefore, they will have no effect on the outcome of the other matters to be voted on at the Annual Meeting.
Broker Discretionary Voting Not Permitted
Broker discretionary voting of uninstructed shares is not permitted for a shareholder vote on any matter other than Item 3 (Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for Fiscal 2014).
Broker Non-Vote
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE.
If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on Item 3 (Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for Fiscal 2014) even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on Items 1 (Election of Directors) and 2 (Advisory Resolution to Approve Executive Compensation) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on those matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Manner for Voting Proxies
The shares represented by all valid proxies received by mail, or submitted by telephone or the Internet will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted:  FOR Items 1 (Election of Directors), 2 (Advisory Resolution to Approve Executive Compensation) and 3 (Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for Fiscal 2014). Should any matter not described above be properly presented at the Annual Meeting, the persons named in the Proxy Card will vote in accordance with their judgment.
Voting in Person at the Annual Meeting
We encourage shareholders to submit proxies in advance by telephone, by the Internet, or by mail. Shareholders may also vote in person at the Annual Meeting, or may execute a proxy designating a representative to vote for them at the meeting. If your shares are held in street name and you wish to have your shares voted for Items 1 (Election of Directors) and 2 (Advisory Resolution to Approve Executive Compensation), you must either (i) instruct your broker how to vote your shares, (ii) vote your shares by phone or the Internet, or (iii) bring a brokerage statement, written proxy from your broker, or other proof of ownership of the Company’s common stock as of the Record Date with you to the Annual Meeting.
Other Matters to be Presented
The Board knows of no other matters which may be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, including any adjournment or adjournments thereof, proxies received in response to this solicitation will be voted upon such matters in the discretion of the person or persons named in the Proxy Card.
Solicitation of Proxies
Proxies will be solicited on behalf of the Board by mail or in person, and all solicitation costs will be paid by the Company.  Upon written request, copies of this Proxy Statement, the Proxy Card and our Annual Report for Fiscal 2013 will be furnished to holders of record, as well as to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such holders for their reasonable expenses. AST Phoenix Advisors has been retained to assist in soliciting proxies at a fee of $7,000 plus reasonable out-of-pocket costs.
Shareholders of Record Requesting Copies of the Company’s 2013 Annual Report on Form 10-K
A copy of our 2013 Annual Report on Form 10-K will be furnished without charge to shareholders beneficially or of record at the close of business on April 17, 2014, on written request to Bob Aronson, Vice President, Investor Relations, at 10201 Main Street, Houston, TX 77025.
Electronic Access to Proxy Statement and Annual Report
This Proxy Statement, our Annual Report to Shareholders for Fiscal 2013 and our Annual Report on Form 10-K for Fiscal 2013 are available to review at www.envisionreports.com/SSI for shareholders of record and at www.edocumentview.com/SSI for beneficial owners. This Proxy Statement (DEF 14A) and our Annual Report on Form 10-K for Fiscal 2013 are also available on the SEC’s EDGAR database at www.sec.gov.
Documents Available in Print
In addition to being posted with printer friendly versions on the Investor Relations/Corporate Governance site on our website (www.stagestoresinc.com), our Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee Charters, our Corporate Governance Guidelines, our Code of Ethics for Senior Officers, and our Code of Ethics and Business Conduct are available in print to any shareholder who requests them. Written requests should be made to Bob Aronson, Vice President, Investor Relations, at 10201 Main Street, Houston, TX 77025.

Stage Stores, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 9, 2014.

Vote by Internet

- Go to **www.envisionreports.com/SSI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees and FOR Items 2 and 3.

ITEM 1 — ELECTION OF DIRECTORS:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
1.1 - Alan Barocas	☐	☐	☐	1.2 - Diane Ellis	☐	☐	☐	1.3 - Michael Glazer	☐	☐	☐
1.4 - Gabrielle Greene	☐	☐	☐	1.5 - Earl Hesterberg	☐	☐	☐	1.6 - Lisa Kranc	☐	☐	☐
1.7 - William Montgoris	☐	☐	☐	1.8 - C. Clayton Reasor	☐	☐	☐	1.9 - Ralph Scozzafava	☐	☐	☐

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Item	For	Against	Abstain
ITEM 2 – Advisory Resolution to Approve Executive Compensation.	☐	☐	☐
ITEM 3 – Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for Fiscal 2014.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 1 9 6 2 4 7 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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01TVLB

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of
Stage Stores, Inc. Shareholders

Tuesday, June 10, 2014, 8:00 a.m. Local Time

Stage Stores Corporate Headquarters
10201 Main Street
Houston, TX 77025

Upon arrival, please present this Admission Ticket
and photo identification at the registration desk.

Admittance may be denied without an Admission Ticket. For security purposes, briefcases, bags, purses, backpacks and other containers will be subject to search at the door.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Stage Stores, Inc.

Notice of 2014 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — June 10, 2014

Michael Glazer and Oded Shein, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders of Stage Stores, Inc. to be held at the Company's headquarters in Houston, Texas on Tuesday, June 10, 2014 at 8:00 a.m. local time, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote your shares FOR all nominees in Item 1 and FOR Items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

(Items to be voted appear on reverse side.)